EXHIBIT 10.1

SHAREHOLDER AGREEMENT
BETWEEN
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
AND
INVESCO LTD.
DATED AS OF MAY 24, 2019

Table of Contents

Schedule I – Information Reporting

SHAREHOLDER AGREEMENT
This Shareholder Agreement is dated as of May 24, 2019, and is between Invesco Ltd., a Bermuda exempted company (“Invesco”), and Massachusetts Mutual Life Insurance Company, a Massachusetts mutual life insurance company (“MassMutual”).
WHEREAS, Invesco and MM Asset Management Holding LLC, a wholly owned indirect Subsidiary of MassMutual (“Parent”) are parties to an Agreement and Plan of Merger, dated as of October 17, 2018 (as it may be amended from time to time, the “Merger Agreement”);
WHEREAS, pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Invesco issued Parent, and Parent is the Beneficial Owner (as defined herein) of,  75,563,041  shares of Common Stock (as defined herein) and  4,010,412 shares of Series A Preferred Stock (as defined herein);
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.  As used herein, the following terms shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither Invesco nor any of its Affiliates shall be deemed to be a Subsidiary or Affiliate of MassMutual solely by virtue of the Beneficial Ownership by MassMutual of Invesco Capital Stock, the election of any Director (including any Preferred Directors) nominated by MassMutual to the Board, or any other action taken by MassMutual in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under Applicable Law or accounting principles). For purposes of this Agreement, no investment advisory or investment management client of MassMutual or client of any investment adviser affiliated with MassMutual shall be considered an Affiliate of MassMutual solely by virtue of such status.
“Agreement” means this Shareholder Agreement as it may be amended, supplemented, restated or modified from time to time.
“Below Investment Grade” means that the ratings for the Series A Preferred Stock is: (a) lower than Baa3 or its equivalent (or unrated or with rating withdrawn), in the case of Moody’s Investors Service; (b) lower than BBB- or its equivalent (or unrated or with rating withdrawn), in the case of Standard & Poor’s Financial Services LLC; (c) lower than BBB- or its equivalent (or unrated or with rating withdrawn), in the case of Fitch Group or (d) lower than NAIC 2 or its equivalent (or unrated or with rating withdrawn), in the case of NAIC.

 “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will MassMutual be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 2.3 unless, and then only to the extent that, it shall have actually exercised such right. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Controlled Affiliates or any Group of which such Person or its Controlled Affiliates is or becomes a member.  Notwithstanding the foregoing, in no event shall securities Beneficially Owned by MassMutual include any securities held by it or its Affiliates in separately managed accounts, separate investment accounts or in pooled investment vehicles sponsored, managed and/or advised or subadvised by it or such Affiliates as fiduciaries for the benefit of unaffiliated third parties, so long as, in each case, such securities were acquired in the ordinary course of business of its or such Affiliates’ investment advisory, asset management, retail brokerage, wealth management or annuities business and not with the intent or purpose of influencing control of Invesco or avoiding the provisions of this Agreement.  The terms “Beneficially Own” and “Beneficial Owner” shall have correlative meanings.
“Board” means the Board of Directors of Invesco.
“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by Law or other governmental actions to close.
“Bye-Laws” means the Third Amended and Restated Bye-Laws of Invesco, as amended or restated from time to time.
“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.
“Commission” means the United States Securities and Exchange Commission, or any successor Governmental Authority.

“Common Stock” means common shares, par value $0.20 per share, of Invesco and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, share subdivision or consolidation, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization.
“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act.
“Controlled Affiliate” of any Person means any Affiliate thereof that is directly or indirectly controlled by such first Person.
“Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or any successor statute and related rules and regulations).
“Fair Market Value” means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm’s-length negotiated transaction without time constraints.  With respect to any securities that are traded on a national securities exchange, Fair Market Value shall mean the arithmetic average of the closing prices of such securities on their principal market for the ten consecutive trading days immediately preceding, but not including, the applicable date of determination.  Other than with respect to securities described in the preceding sentence and other than Series A Preferred Stock, the Fair Market Value of (a) any property with an estimated value of less than $50,000,000 shall be determined by the Board in its good faith judgment and (b) any other property (other than the Series A Preferred Stock) shall be determined by an Independent Investment Banking Firm mutually selected by Invesco and MassMutual, whose determination shall be final and binding on the parties hereto (and the fees and expenses of such Independent Banking Firm shall be paid by Invesco).  If the Series A Preferred Stock is not traded on a national securities exchange, the Fair Market Value shall be as mutually agreed between Invesco and MassMutual; provided that if Invesco and MassMutual are unable to so agree within fifteen (15) days, then the Fair Market Value will be as determined in accordance with clause (b) of the immediately preceding sentence.
“GAAP” means U.S. generally accepted accounting principles as in effect from time to time (or any successor or replacement accounting principles applicable to Invesco’s financial statements included in its periodic reporting pursuant to the Exchange Act).
“Governance Termination Date” means the date on which MassMutual and its Controlled Affiliates cease to Beneficially Own at least (i) ten percent (10%) of the issued and outstanding Invesco Common Stock or (ii) (A) five percent (5%) of the issued and outstanding Invesco Common Stock and (B) $2,000,000,000 in aggregate Liquidation Preference; provided, however, that if as of such date MassMutual is entitled to purchase additional shares of Invesco Common Stock pursuant to Section 2.3, MassMutual shall not be deemed to have fallen below the applicable threshold if purchases pursuant to Section 2.3 would prevent it from falling below such threshold unless MassMutual fails to exercise such purchase right at a level that would result in MassMutual not falling below such threshold within the time period provided in Section 2.3.

“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Commission, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.
“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither MassMutual nor any of its Affiliates shall be deemed to be a member of a Group with Invesco or its Affiliates solely by virtue of the existence of this Agreement or any action taken by a party hereto or any of its Affiliates which is expressly required or contemplated by the terms of this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under Applicable Law or accounting principles).
“Independent Investment Banking Firm” means an investment banking firm or financial valuation firm of nationally recognized standing that in the reasonable judgement of the Person or Persons engaging such firm, taking into account any prior relationship with Invesco and MassMutual, is independent of Invesco and MassMutual.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or any successor statute and related rules and regulations).
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or any successor statute and related rules and regulations).
“Invesco Change of Control Transaction” shall be deemed to occur if:
(A) any Person becomes the Beneficial Owner, directly or indirectly, of Capital Stock of Invesco representing a majority of Invesco’s Total Voting Power;

(B) Invesco consummates any merger, amalgamation, scheme or plan of arrangement or consolidation or similar business combination transaction, any exchange or sale of Invesco Voting Securities, or any reorganization or other transaction with any other Person as a result of which:
(i) the Capital Stock of Invesco issued and outstanding immediately prior to such transaction does not represent (either by remaining issued and outstanding or by being converted into Capital Stock of the Person surviving or resulting from such transaction, or the ultimate parent company of such Person, having taken into account the Beneficial Ownership of it and its Controlled Affiliates), immediately after giving effect to such transactions, at least a majority of the combined Total Voting Power of (A) Invesco’s issued and outstanding Capital Stock, or (B) the surviving or resulting entity’s (or the ultimate parent company of such Person, having taken into account the Beneficial Ownership of it and its Controlled Affiliates) issued and outstanding Capital Stock; or
(ii) any Person (other than MassMutual or its Controlled Affiliates) who, together with its Controlled Affiliates, Beneficially Owns less than twenty-five percent (25.0%) of the Total Voting Power of the Invesco Capital Stock or of the Capital Stock of such other Person immediately prior to such transaction becomes, together with its Controlled Affiliates, the Beneficial Owner of twenty-five percent (25.0%) or more of the Total Voting Power of the Capital Stock of Invesco or the other Person surviving such transaction issued and outstanding immediately after giving effect to such transaction;
(C) the shareholders of Invesco approve a plan of complete liquidation or winding up of Invesco or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of Invesco’s assets;
(D) as a result of a proxy contest, individuals who prior to the conclusion thereof constitutes the Board (including for this purpose any new director whose election or nomination for election by Invesco’s shareholders in connection with such proxy contest was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (in all cases excluding any Preferred Directors or any Board seat that is vacant or otherwise unoccupied); or
(E) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by Invesco’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board (in all cases excluding any Preferred Directors or any Board seat that is vacant or otherwise unoccupied).
“Liquidation Preference” means the liquidation preference (as such term is used in the Certificate of Designation of the Series A Preferred Stock) of Series A Preferred Stock.

“NAIC” means the National Association of Insurance Commissioners.
“Ownership Percentage” means, with respect to any Person, at any time, the quotient, expressed as a percentage, of (i) the Total Voting Power of all Invesco Capital Stock Beneficially Owned by such Person and its Controlled Affiliates divided by (ii) the Total Voting Power of all Invesco Capital Stock.
“Permitted Pledge” means a bona fide pledge of Invesco Capital Stock; provided that the Person pledging such Invesco Capital Stock retains sole voting power with respect to the Invesco Capital Stock subject to such pledge prior to any sale pursuant to a margin call, foreclosure or similar action or disposition thereof by the pledgee.
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.
“Preferred Directors” has the meaning given to such term in the Certificate of Designation of the Series A Preferred Stock.
“Rating Agency” means any of Standard & Poor’s Financial Services LLC, Moody’s Investors Service, Fitch Group and NAIC.
“Representative” means a Person’s officers, directors, employees, stockholders, advisors, agents and representatives.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or any successor statute and related rules and regulations).
“Series A Preferred Stock” means the 5.900% Fixed Rate Non-Cumulative Perpetual Series A Preference Shares, par value $0.20 per share, of Invesco, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, share subdivision or consolidation, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization.
“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partner interests of which are held by such Person or any Subsidiary of such Person and do not have a majority of the voting or similar interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Total Voting Power” means, with respect to any Person, the total number of votes entitled to be cast by the holders of the issued and outstanding Capital Stock of such Person and any other securities of such Person entitled, in the ordinary course, to vote on matters put before the holders of the Capital Stock of such Person generally.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Capital Stock or any interest in any Capital Stock; provided, however, that (i) a Permitted Pledge shall not be deemed to be a Transfer of any Invesco Capital Stock subject to such pledge Beneficially Owned by MassMutual or its Controlled Affiliates until such time as such Capital Stock is subject to a margin call, foreclosure or similar action or otherwise Transferred (which, for the avoidance of doubt, shall be a Transfer subject the restrictions of this Agreement); and (ii) (A) a merger, amalgamation, plan or arrangement or consolidation, sale of assets, or similar business combination transaction in which MassMutual or any Holding Company is a constituent corporation (or is otherwise a party) and results in a Person who is not an Affiliate of MassMutual acquiring either (x) all or a portion of MassMutual’s or such Holding Company’s outstanding Capital Stock, whether by tender or exchange offer, by share exchange, or otherwise or (y) at least a majority of the assets of MassMutual and its Subsidiaries, taken as a whole, and (B) any Transfer of the representative ownership interests of MassMutual, in each case shall not be deemed to be the Transfer of any Invesco Capital Stock Beneficially Owned by MassMutual or its Controlled Affiliates provided that a primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving person (and the ultimate parent company thereof, if any) to such a merger, amalgamation, plan of arrangement or consolidation, sale of assets or similar business combination transaction, if not MassMutual or such Holding Company, expressly assumes all obligations of MassMutual under this Agreement (which, for the avoidance of doubt, shall not release MassMutual from the same).  For purposes of this Agreement, the term (i) “Holding Company” means any Subsidiary of MassMutual that in turn directly or indirectly owns all of the outstanding equity interests of all of the other Subsidiaries of MassMutual and which represents all or substantially all of the assets of MassMutual and its Subsidiaries, taken as a whole, and (ii) “Transfer” shall include the sale of a Controlled Affiliate of MassMutual or all or any material portion of MassMutual’s interest in a Controlled Affiliate which Beneficially Owns Invesco Capital Stock, unless such Transfer is in connection with a transaction of the sort referred to in clause (ii) of the proviso of the previous sentence.
“Transfer Restriction Termination Date” means (a) in the case of Invesco Common Stock, the earlier of (i) May 24, 2021 and (ii) the consummation of an Invesco Change of Control Transaction and (b) in the case of any Series A Preferred Stock, the earliest of (i) the May 24, 2024, (ii) the date that the credit rating of the Series A Preferred Stock is downgraded by any of the Rating Agencies to Below Investment Grade and (iii) the consummation of an Invesco Change of Control Transaction.
“Voting Securities” means at any time shares of any class of Capital Stock or other securities or interests of a Person which are then entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of directors or Persons performing a similar function with respect to such Person, and any securities convertible into or exercisable or exchangeable at the option of the holder thereof for such shares of Capital Stock.

Section 1.2 Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:
Term	Section
Acceptance Notice	Section 3.4(a)
Additional Invesco Stock Purchase	Section 2.3(a)
Additional Securities	Section 2.3(a)
CFC	Section 4.4(c)
Deemed Assignment	Section 2.4
Incremental Voting Ownership Cap	Section 2.4
Invesco	Preamble
Invesco Group	Section 4.4(b)(i)
Invesco’s Auditors	Section 4.4(b)(ii)
Litigation	Section 5.11(a)
Merger Agreement	Recitals
MassMutual	Preamble
MassMutual Designee	Section 4.1(a)
MassMutual Observer	Section 4.1(e)
MassMutual Public Filings	Section 4.4(b)(ii)
Parent	Recitals
Preemptive Notice	Section 2.3(b)
Prohibited Actions	Section 2.2(a)(vii)
Series A Preferred Stock	Recitals
Stock Issuance	Section 2.3(a)
Subscription Period	Section 2.3(c)
Transfer Notice	Section 3.4(a)
Voting Ownership Cap	Section 2.1(a)

Any other terms used but not defined in this Agreement shall have the meanings given to them in the Merger Agreement.
ARTICLE II

SHARE OWNERSHIP
Section 2.1 Invesco Capital Stock.
(a) Except as provided in subsection (b) below, MassMutual covenants and agrees with Invesco that, until the Governance Termination Date, it shall not, and shall not permit any of its Controlled Affiliates to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire by any means, including but not limited to, by purchase, tender or exchange offer, through the acquisition of control of another Person (whether by way of merger, amalgamation, scheme or plan of arrangement or consolidation or similar business combination transaction, or any exchange or sale of voting securities), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any additional Invesco Capital Stock, if after giving effect to such acquisition or action, MassMutual, together with its Controlled Affiliates, would Beneficially Own Invesco Capital Stock representing more than twenty-two and one-half percent (22.5%) of the Total Voting Power of Invesco Capital Stock (the “Voting Ownership Cap”).
(b) Notwithstanding the foregoing or Section 2.4, the acquisition (whether by way of merger, amalgamation, scheme or plan of arrangement or consolidation or similar business combination transaction, or any exchange or sale of voting securities) by MassMutual or a Controlled Affiliate thereof of any Person that Beneficially Owns Invesco Capital Stock, or the acquisition by MassMutual or any of its Controlled Affiliates of Invesco Capital Stock in connection with securing or collecting a debt previously contracted in good faith in the ordinary course of MassMutual’s or its Controlled Affiliates’ investment advisory, asset management, retail brokerage, wealth management or annuities business, shall not constitute a violation of the Voting Ownership Cap or, if applicable, the Incremental Voting Ownership Cap; provided that (i) a primary purpose of any such transaction is not to avoid the provisions of this Agreement, including the Voting Ownership Cap (or the Incremental Voting Ownership Cap if then applicable), (ii) such transaction would not result in a Deemed Assignment and (iii) in the case of Invesco Capital Stock acquired as a result of (A) securing or collecting a debt previously contracted, MassMutual or its applicable Controlled Affiliate divests itself of sufficient Invesco Capital Stock it Beneficially Owns so that MassMutual’s Voting Ownership Cap (or the Incremental Voting Ownership Cap if then applicable) would not be exceeded pro forma for the acquisition, with such divestiture to be effected concurrently with, or as promptly as practicable following, such acquisition and, in any event not more than 120 days following consummation of such acquisition, or such longer period not in excess of 243 days following such acquisition as may be reasonably necessary due to the possession of material non-public information or so that neither MassMutual nor any of its Controlled Affiliates incurs any liability under Section 16(b) of the Exchange Act (provided that, for purposes of this Section 2.1(b), Capital Stock securing a debt previously contracted that is not yet due or in default, and thus remains Beneficially Owned by the debtor, need not be divested until the Capital Stock is acquired by MassMutual or one of its Controlled Affiliates) or (B) an acquisition of another Person, MassMutual uses reasonable best efforts to negotiate terms in connection with the relevant acquisition agreement requiring such other Person to divest itself of sufficient Invesco Capital Stock it Beneficially Owns so that its Voting Ownership Cap (or the Incremental Voting Ownership Cap if then applicable) would not be exceeded pro forma for the acquisition, with such divestiture to be effected concurrently with, or as promptly as practicable following, the consummation of such acquisition (and, in any event, MassMutual will, or will cause its applicable Affiliate, to divest such Invesco Capital Stock as promptly as reasonably practicable, and not more than 120 days, following consummation of the applicable transaction, or such longer period not in excess of 243 days following such consummation as may be reasonably necessary due to the possession of material non-public information or so that neither it nor any of its Controlled Affiliates incurs any liability under Section 16(b) of the Exchange Act)) and, in the case of either clause (A) or (B), until such divestiture occurs, (i) MassMutual will vote all such Invesco Capital Stock in excess of the Voting Ownership Cap (or the Incremental Voting Ownership Cap, if then applicable) as directed by the Board and (ii) all such excess Invesco Capital Stock will be otherwise subject to the terms of this Agreement.

Section 2.2 Prohibition of Certain Communications and Actions.
(a) Until the Governance Termination Date, MassMutual shall not and shall cause its Controlled Affiliates and its and their Representatives acting on their behalf not to (i) solicit, (ii) knowingly encourage, act in concert or assist third parties regarding, (iii) negotiate with Invesco or its Representatives or any third party or its Representatives regarding or (iv) make any public announcement (except as required by Applicable Law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to:
(i) any acquisition, offer to acquire, or agreement to acquire, directly or indirectly, by purchase or any other action the purpose or result of which would be to Beneficially Own (A) Invesco Capital Stock or direct or indirect rights to acquire any Invesco Capital Stock or Capital Stock of any successor to or person in control of Invesco in an amount which, when added to any other Invesco Capital Stock then Beneficially Owned by MassMutual or any of its Controlled Affiliates would cause the total amount of Capital Stock of Invesco Beneficially Owned by MassMutual or any of its Controlled Affiliates to exceed (or increase further above) its Voting Ownership Cap (or to the extent applicable, its Incremental Voting Ownership Cap), including without limitation any transaction that would be an Invesco Change of Control Transaction, or (B) any equity securities of any Subsidiary of Invesco;
(ii) any form of business combination or similar or other extraordinary transaction involving Invesco or any Subsidiary of Invesco, including (A) a merger, amalgamation, scheme or plan of arrangement or consolidation or similar business combination transaction, or any tender or exchange offer involving Invesco or any of its material Subsidiaries or (B) a sale of all or substantially all of the assets of Invesco or any of its material Subsidiaries (it being understood that if Invesco initiates a process to sell any Subsidiary or the assets of any Subsidiary the foregoing shall not prevent MassMutual from confidentially informing Invesco of its interest in participating in any such sale process);
(iii) any form of restructuring, recapitalization or similar transaction with respect to Invesco or any Subsidiary of Invesco;
(iv) agreeing with any third party with respect to the voting of any shares of Capital Stock of Invesco or any Subsidiary of Invesco, or otherwise entering into any voting trust or voting agreement with any third party (other than as contemplated by Section 2.4) with respect to any Invesco Capital Stock;
(v) selling any share of Invesco Capital Stock in a tender or exchange offer that either (x) is unanimously opposed by the Board (including the MassMutual Designee) or (y) arises out of a breach by MassMutual of its obligations under this Section 2.2;

(vi) any proposal to seek representation on the Board except as contemplated by this Agreement (or as expressly contemplated by the Certificate of Designation of the Series A Preferred Stock) or, any proposal to seek to control or influence the management, the Board, Invesco or its Subsidiaries or its or their policies, plans or strategies, including in connection with any advisory vote proposing that Invesco explore strategic actions (or any similar action or matter);
(vii) call any special meeting of shareholders of Invesco or engage in any written consent of shareholders regarding any of the foregoing (the actions referred to in the foregoing provisions of this sentence being referred to as “Prohibited Actions”).
(b) Nothing in this Section 2.2 shall limit (A) the ability of any Director, including the MassMutual Designee and any Preferred Director, to act in his or her capacity as a Director in respect of Board matters or (B) any non-public, internal actions taken by MassMutual or any of its Controlled Affiliates or Representatives to prepare any such MassMutual Designee or Preferred Director to act in such capacity.
(c) Notwithstanding the foregoing, the restrictions set forth in this Section 2.2 shall not (i) prevent MassMutual from voting in its discretion with respect to any Invesco Change of Control Transaction presented to the holders of Invesco Capital Stock for their vote and not opposed by the Board (so long as it includes the MassMutual Designee) on a unanimous basis and not arising out of a breach by MassMutual of its obligations under this Section 2.2, or (ii) prevent MassMutual from tendering any shares of Invesco Capital Stock in an unsolicited tender offer in which participation is not prohibited by subsection (a)(v) above.
(d) If Invesco enters into a definitive agreement with respect to, or the Board has recommended that the shareholders of Invesco accept a tender offer that would, if consummated, constitute, an Invesco Change of Control Transaction, the foregoing restrictions shall terminate except that (i) if any such transaction that has been approved and/or recommended by the Board (so long as it includes the MassMutual Designee) on a unanimous basis, MassMutual shall not oppose, and shall affirmatively support, such transaction and (ii) if any such transaction is terminated without being completed, the foregoing restrictions shall again apply other than with respect to (w) any offer or agreement to effect an alternative Invesco Change of Control Transaction that is proposed to the Board or the Invesco shareholders following such termination and prior to the end of the six month period following termination of the Invesco Change of Control Transaction, until such offer expires or agreement terminates in accordance with its terms (as may be amended by the parties making such offer or agreement), (x) any voting agreement relating to any offer or agreement to effect any alternative Invesco Change of Control Transaction referenced in the preceding clause (w), until the expiration of the underlying offer or termination of the underlying agreement in accordance with its terms (as may be amended by the parties making such offer or agreement), (y) any sale of shares of Invesco Capital Stock in a tender or exchange offer (1) that was commenced following such termination and prior to the reapplication of such restrictions or (2) regarding any alternative Invesco Change of Control Transaction referenced in the preceding clause (w), in either case, until the expiration of such offer in accordance with its terms (as may be amended by the parties making such offer), and (z) any special general meeting of shareholders of Invesco or written consent of shareholders regarding any alternative Invesco Change of Control Transaction referenced in the preceding clause (w), until the expiration of the underlying offer or termination of the underlying agreement in accordance with its terms (as may be amended by the parties making such offer or agreement).

Section 2.3 Additional Purchases of Voting Securities.
(a) From and after the Closing and until the Governance Termination Date, at any time that Invesco shall propose to effect an issuance (a “Stock Issuance”) of additional Voting Securities or securities convertible into or exchangeable for any Voting Securities (collectively, “Additional Securities”), other than in connection with any (i) employment contract, equity compensation or other benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants approved or authorized by the Board, (ii) any employee share purchase or profit sharing plan, or (iii) any dividend reinvestment or direct stock purchase program that MassMutual has the right to participate in directly, then MassMutual shall have, subject to Section 2.1, the right to purchase directly from Invesco (in each instance, an “Additional Invesco Stock Purchase”) up to an amount of Additional Securities of the same class or series issued in the Stock Issuance such that following the Stock Issuance and such purchase, MassMutual and its Controlled Affiliates will Beneficially Own shares and/or other securities representing up to the lesser of (A) the Voting Ownership Cap and (B) the same Ownership Percentage as they owned immediately prior to such Stock Issuance.   The Additional Invesco Stock Purchase shall be consummated at the same price and otherwise on the same terms as such securities are sold to others; provided that MassMutual’s purchase price shall be paid in cash, regardless of the form of consideration paid in the transaction giving rise to the purchase right under this Section 2.3(a), and in the event that such transaction giving rise to the purchase right under this Section 2.3(a) includes any non-cash consideration, the amount to be paid by MassMutual in cash in lieu of such other consideration shall be equal to the Fair Market Value of such other consideration.  Invesco shall provide such information, to the extent reasonably available, relating to any non-cash consideration as MassMutual may reasonably request in order to evaluate the Fair Market Value of such non-cash consideration; provided, further, that any purchase by MassMutual hereunder shall be conditioned on the receipt of any prior approval of the shareholders of Invesco required under Applicable Law or the rules of any securities exchange on which Invesco’s Voting Securities are then listed (including, in the case of any Stock Issuance resulting from any acquisition of another Person (or its securities, business or assets) or other strategic transaction, by reason of having insufficient authorized share capital to effect both the applicable transaction and the sale to Invesco of Additional Shares), and Invesco will seek to obtain such approval as provided in the last sentence of Section 2.3(c). If such shareholder approval is not obtained, then Invesco shall issue the Additional Securities to MassMutual in the form of non-voting securities, which will provide, subject to Applicable Law, that the holders of such Additional Securities shall not be permitted to vote their Additional Securities on any matter submitted for vote of holders of Common Stock until such shareholder approval is obtained.  Invesco shall continue to use commercially reasonable efforts to obtain such shareholder approval.
(b) Invesco shall give MassMutual written notice (a “Preemptive Notice”) of any such transaction as far in advance as reasonably practicable (but not later than the fifth (5th) Business Day prior to the planned date of commencement of such offering, issuance or sale), which written notice shall specify the price (or range of prices) for such Stock Issuance (or determination of Fair Market Value (or Invesco’s good faith estimate of Fair Market Value if such determination will require the use of an Independent Investment Banking Firm), anticipated amount of securities, timing and other material terms upon which Invesco proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering).

(c) MassMutual shall exercise the right provided in Section 2.3(a), if it so desires, by delivering irrevocable written notice of such desire to Invesco, which notice shall state the number of Additional Securities to be purchased, not later than ten (10) Business Days after receipt of the Preemptive Notice (the “Subscription Period”).  The completion of any purchase pursuant to this Section 2.3(c) shall, to the extent practicable, be effected on the same date as the completion of the transaction giving rise to the Additional Invesco Stock Purchase right hereunder and, if not practicable, as soon as practicable thereafter.  Each of Invesco and MassMutual agree to use commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents necessary in connection with the offer, sale and purchase of such Additional Securities.
(d) If MassMutual does not timely elect to purchase all of the Additional Securities covered by the Preemptive Notice, Invesco shall be free for a period of forty-five (45) days from the date of the Subscription Period to sell, or enter into an agreement to sell, the Additional Securities at a price per security not less than that set forth in the Preemptive Notice and on other terms not materially more favorable, in the aggregate, to the purchaser than those set forth in the Preemptive Notice without having to offer MassMutual any further opportunity to purchase Additional Securities.  Any such agreement to sell must provide for the completion of the sale within ninety (90) days of the date of entry into the applicable agreement (subject to the extension by up to an additional ninety (90) days to the extent necessary to obtain any approvals or consents under Applicable Law); provided that if such agreement is for the acquisition of another Person (or its securities, business or assets), regardless of the form of such acquisition, where completion requires regulatory, competition, shareholder or fund holder approvals as conditions to closing, the foregoing shall not apply and Invesco shall instead be entitled to effect such transaction in accordance with the timeframes provided for under the applicable transaction documentation without having to offer MassMutual any further opportunity to purchase Additional Securities.  If Invesco has not sold the Additional Securities covered by the Preemptive Notice, or entered into a definitive agreement to sell such Additional Securities, within such ninety (90) day period, or has so entered into such an agreement but has not consummated the sale of such Additional Securities within such ninety (90) day period (subject to extension as permitted in this subsection (d), including the proviso to the immediately preceding sentence), then the provisions of this Section 2.3 shall again apply to any proposed Stock Issuance.
Section 2.4                 Invesco Share Repurchases.  Notwithstanding any other provision of this Agreement, if Invesco engages in any share repurchase program or self-tender that (i) has or would reasonably be expected to have the effect of causing the Beneficial Ownership of Invesco Capital Stock by MassMutual and its Controlled Affiliates to exceed twenty-four and one-half percent (24.5%) of the Total Voting Power of Invesco Capital Stock (the “Incremental Voting Ownership Cap”) or (ii) would otherwise reasonably be likely to result in an “assignment” of any investment advisory agreement of Invesco or its Affiliates under the Investment Advisers Act or Investment Company Act (a “Deemed Assignment”), then MassMutual shall, at the request of Invesco, promptly sell (and/or cause its Controlled Affiliates to sell if necessary) in such share repurchase program or self-tender such number of shares of Invesco Capital Stock to Invesco as would be necessary to prevent the occurrence of any of the events specified in the preceding clauses (i) and (ii), with the applicable purchase price equal to (x) in the case of any self-tender, the highest price paid by Invesco to other holders of Invesco Capital Stock in such self-tender and (y) in the case of any share repurchase program, at the volume weighted average trading price of the Invesco Capital Stock over the ten (10) trading days immediately preceding the repurchase date; provided, however, that at MassMutual’s request, in lieu of such sale of shares, Invesco shall cooperate with MassMutual in using their respective reasonable best efforts to identify an alternative method of preventing the occurrence of a Deemed Assignment (e.g., seeking to use an irrevocable voting trust in a manner that would prevent such shares from being taken into consideration in determining “control” for purposes of the Investment Advisers Act or Investment Company Act), and the parties shall, at MassMutual’s request, employ any such method that the Board determines in good faith will not result in the occurrence of a Deemed Assignment.  If at any time or from time to time Invesco becomes aware that any share repurchase program or self-tender has caused, or could reasonably be expected to cause, the Beneficial Ownership by MassMutual and its Controlled Affiliates of Invesco Capital Stock that exceeds its Voting Ownership Cap or Incremental Voting Ownership Cap, Invesco shall promptly notify MassMutual thereof.

ARTICLE III

TRANSFERS

Section 3.1                    General Transfer Restrictions.  The right of MassMutual and its Controlled Affiliates to Transfer any Beneficially Owned Invesco Capital Stock is subject to the restrictions set forth in this Article III, and no Transfer of Beneficially Owned Invesco Capital Stock by MassMutual or any of its Controlled Affiliates may be effected except in compliance with this Article III.  Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded in the register of members of Invesco.
Section 3.2                    Restrictions on Transfer.Until the applicable Transfer Restriction Termination Date, MassMutual shall not, and shall not permit its Controlled Affiliates to, Transfer any Beneficially Owned Invesco Capital Stock or agree to Transfer, directly or indirectly, any Beneficially Owned Invesco Capital Stock other than to a Controlled Affiliate of MassMutual which agrees in writing with Invesco to be bound by this Agreement as fully as if it were an initial signatory hereto, or to Invesco directly pursuant to the provisions of this Agreement or pursuant to share repurchase programs or any privately negotiated transaction among MassMutual and Invesco as may be in effect from time to time.  Following the Transfer Restriction Termination Date, until the Governance Termination Date, the restrictions on Transfer set forth in the preceding sentence shall continue in full force and effect with respect to Invesco Voting Securities, except they shall not apply to Transfers of Invesco Voting Securities:
(a) pursuant to (i) the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (regardless of whether MassMutual is deemed at such time to be an Affiliate of Invesco) or (ii) privately negotiated transactions to any Person described in Rule 13d-1(b)(1) under the Exchange Act who is eligible to report the holdings of Invesco Voting Securities on Schedule 13G and who, after consummation of such transaction, would have Beneficial Ownership of Invesco Voting Securities  representing in the aggregate less than ten percent (10%) of the Total Voting Power of Invesco Capital Stock; or any other Person who after consummation of such transaction would have Beneficial Ownership of Invesco Voting Securities representing in the aggregate less than five percent (5%) of the Total Voting Power of Invesco Capital Stock;
(b) pursuant to a distribution to the public, registered under the Securities Act, in which MassMutual uses its commercially reasonable efforts to (x) effect as wide a distribution of such Invesco Voting Securities as is reasonably practicable, and (y) not knowingly, after inquiry, sell any shares of Invesco Voting Securities to any Person other than any Person:
(i) described in Section 13d-1(b)(1) under the Exchange Act who is eligible to report the holdings of Invesco Voting Securities on Schedule 13G and who, after consummation of such offering, would have Beneficial Ownership of Invesco Voting Securities representing in the aggregate less than ten percent (10%) of the Total Voting Power of Invesco Capital Stock; or
(ii) any other Person who after consummation of such offering would have Beneficial Ownership of Invesco Voting Securities representing in the aggregate less than five percent (5%) of the Total Voting Power of Invesco Capital Stock;
(c) with the prior written consent of the Board; or
(d) required pursuant to Section 2.4.
Section 3.3 Legend on Securities.
(a) Each certificate or book-entry notation representing shares of Invesco Capital Stock Beneficially Owned by MassMutual or its Controlled Affiliates and subject to the terms of this Agreement shall bear the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SUCH ACT AND SUCH LAWS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN SHAREHOLDER AGREEMENT DATED AS OF MAY 24, 2019, BETWEEN INVESCO  (THE “COMPANY”) AND MASSMUTUAL, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.”

(b) Upon any acquisition by MassMutual or its Controlled Affiliates of additional shares of Invesco Capital Stock, MassMutual shall, or shall cause such Controlled Affiliate(s) to, submit any certificates representing such shares of Invesco Capital Stock to Invesco so that the last sentence (other than the word “additional”) of the legend required by Section 3.3(a) may be placed thereon (if not so endorsed upon issuance).
(c) Invesco may make a notation on its records or give instructions to any transfer agents or registrars for Invesco Capital Stock in order to implement the restrictions on Transfer set forth in this Agreement.
(d) In connection with any Transfer of shares of Beneficially Owned Invesco Capital Stock, the transferor shall provide Invesco with such customary certificates, opinions and other documents as Invesco may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other Applicable Laws.  In connection with any Transfer pursuant to Section 3.2(a)(i)(A) or (ii), Invesco shall remove such portion of the foregoing legend as is appropriate in the circumstances.
Section 3.4 Right of First Offer.
(a) In the event that MassMutual and/or any of its Controlled Affiliates intends to Transfer any shares of Series A Preferred Stock to any Person other than an Affiliate, prior to effecting or entering into any agreement to effect such Transfer, MassMutual shall provide written notice to Invesco (i) setting forth its and/or any of its Controlled Affiliate’s intent to effect such Transfer, the manner of effecting the Transfer, the number of Series A Preferred Stock to be transferred, and the proposed price per share of Series A Preferred Stock and (ii) irrevocably offering to Invesco the right to purchase any or all of such shares on the terms proposed (“Transfer Notice”).  Upon receipt of a Transfer Notice, Invesco will have the right to purchase all, but not less than all, of the shares proposed to be Transferred, at the price and otherwise on the terms set forth in the Transfer Notice, by delivery to MassMutual, not more than ten (10) Business Days  following receipt of the Transfer Notice, a written notice irrevocably electing to purchase all, but not less than all, of the shares of Series A Preferred Stock on the terms proposed (“Acceptance Notice”).
(b) The parties shall complete such sale as promptly as reasonably practical, and in any event not later than the fifteenth (15th) Business Day (or, if the aggregate purchase price to be paid by Invesco is more than $1,000,000,000, the thirtieth (30th) Business Day) following the timely delivery of the Acceptance Notice.
(c) If Invesco does not timely elect to purchase all of the Series A Preferred Stock covered by the Transfer Notice, or timely elects to purchase but does not consummate such sale within the time periods required pursuant to subsection (b), MassMutual or its Controlled Affiliate shall be free for a period of forty-five (45) days from the date of the Transfer Notice to sell, or enter into an agreement to sell, shares of Series A Preferred Stock at a price per share not less than 97.5% of the price as set forth in the Transfer Notice and otherwise on other terms not materially more favorable to the purchaser, in the aggregate, than those set forth in the Transfer Notice; provided, however, that prior to selling, or entering into an agreement to sell, shares of Series A Preferred Stock at a price per share less than 99% of the price set forth in the Transfer Notice, MassMutual or its Controlled Affiliate shall first provide a new Transfer Notice to Invesco irrevocably offering Invesco the right to purchase all, but not less than all, of the shares proposed to be Transferred at such price pursuant to the same process set forth in Section 3.4(a), except that Invesco shall have only three (3) Business Days to provide its Acceptance Notice.  Any such agreement to sell must provide for the completion of the sale within ninety (90) days of the date of entry into the applicable agreement (subject to extension by up to an additional ninety (90) days to the extent necessary to obtain any approvals or consents under Applicable Law).

(d) If MassMutual or its Controlled Affiliate has not sold the shares of Series A Preferred Stock covered by the Transfer Notice, or entered into a definitive agreement to sell shares of Series A Preferred Stock, in the manner permitted under subsection (c) within such forty-five (45) day period, or has so entered into such an agreement but has not consummated the sale of such Invesco Capital Stock within such sixty (60) day period (subject to extension as permitted under subsection (c)), then the provisions of this Section 3.4 shall again apply to any proposed Transfer.
Section 3.5 Registration Rights.  MassMutual shall comply with, and shall be entitled to the benefits of, the provisions set forth in Exhibit A hereto governing and providing for, among other matters, registration rights with respect to Registrable Securities (as defined in Exhibit A).
Section 3.6 Rating Agency Cooperation.  Until the Transfer Restriction Termination Date with respect to the Series A Preferred Stock, MassMutual shall reasonably cooperate with Invesco in connection with obtaining and maintaining a NAIC rating for the Series A Preferred Stock which shall include, upon the reasonable request of Invesco, communicating directly with the NAIC on Invesco’s behalf.  MassMutual shall reimburse Invesco for all of its reasonable and documented out-of-pocket expenses that are directly and solely related to obtaining and maintaining such a NAIC rating.
ARTICLE IV

CORPORATE GOVERNANCE
Section 4.1 Composition of the Board.
(a) Following the Closing, the Board shall elect as a member of the Board an individual designated by MassMutual, with the identity of such individual to be subject to the approval of the Board, not to be unreasonably withheld, delayed or conditioned (such individual, and any individual subsequently nominated by MassMutual and elected to the Board in replacement of such individual pursuant to Section 4.1(c), the “MassMutual Designee”); provided that Invesco agrees that William Glavin is an approved individual to serve as a MassMutual Designee.  From the Closing until the Governance Termination Date, Invesco shall use its reasonable best efforts to cause the election of the MassMutual Designee at each meeting of Invesco shareholders at which members of the Board are to be elected (which, for the avoidance of doubt, shall be no less than the effort expended with respect to other nominees of Invesco), which shall include, without limiting the generality of the foregoing, (i) Invesco including in the slate of nominees recommended by the Board (or the Nomination and Corporate Governance Committee of the Board) for election at any annual or special meeting of shareholders of Invesco at which Directors are to be elected to the Board (or consent in lieu of a meeting) the applicable MassMutual Designee, (ii) Invesco nominating, recommending and using its reasonable best efforts to solicit the vote of shareholders of Invesco to elect to the Board such slate of Directors (which efforts shall, to the fullest extent permitted by Applicable Law, include the provision in any proxy statement prepared, used, delivered or publicly filed by Invesco to solicit the vote of its shareholders in connection with any such meeting the recommendation of the Board that the shareholders of Invesco vote in favor of the slate of directors nominated by the Board (or the Nomination and Corporate Governance Committee of the Board), including the MassMutual Designee, and against the election of any candidate or slate not so nominated) and (iii) for any meeting (or consent in lieu of meeting) of Invesco’s shareholders for the election of members of the Board, the Board (or the Nominating and Corporate Governance Committee thereof) shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Board.  If MassMutual fails to designate a MassMutual Designee within fifteen (15) Business Days following the written request of Invesco, then the MassMutual Designee previously designated by MassMutual and then serving on the Board (if any) shall be the MassMutual Designee.
(b) Until the Governance Termination Date, without the prior approval of the MassMutual Designee, the size of the Board shall not exceed twelve (12) members; provided, however, that the size of the Board may be temporarily expanded, but not in excess of fourteen (14) members in total, in connection with succession planning during the one year period preceding an anticipated retirement of one or more members of the Board in order to facilitate overlap and successful integration of the new director(s) replacing such prospective retiree(s).
(c) Until the Governance Termination Date, upon the resignation, retirement or other removal from office of the MassMutual Designee, including as a result of a failure of any MassMutual Designee to be elected or re-elected at any general meeting of shareholders, MassMutual shall be entitled promptly to designate a replacement MassMutual Designee who meets the qualifications of a Director and is approved by the Board (such approval not to be unreasonably withheld, delayed or conditioned).  Upon any such designation and reasonable approval, the Board shall promptly elect such MassMutual Designee as a member of the Board.
(d) From January 1, 2020 until the Governance Termination Date, to the extent permitted by Applicable Law (including any requirements under the Exchange Act, the Internal Revenue Code or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed), the MassMutual Designee shall be entitled to be a member of each standing committee of the Board.  In the event that such Applicable Laws do not permit the MassMutual Designee to serve on certain committees of the Board, the MassMutual Designee shall be entitled to serve as an observer on such committee(s) to the extent permitted by Applicable Law.

(e) Each MassMutual Designee serving on the Board shall be subject to the policies and requirements of Invesco and the Board in a manner consistent with the application of such policies and requirements to other members of the Board (including as to the timing and contents of any nomination questionnaire or other information disclosure), and shall be entitled to the same rights, privileges and compensation applicable to all other members of the Board generally or to which all such members of the Board are entitled.  In furtherance of the foregoing, Invesco shall indemnify, exculpate and reimburse fees and expenses of the MassMutual Designee (including by entering into an indemnification agreement in form substantially similar to Invesco’s form of director indemnification agreement (if any)) and provide the MassMutual Designee with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Bye-Laws, Applicable Law or otherwise.  Invesco will prepare and provide, or cause to be prepared and provided, to the MassMutual Designee (in its capacity as such), any information, and access to information, relating to Invesco and its Subsidiaries as and when provided to other members of the Board or committee thereof (other than any information in connection with evaluating or negotiating any transaction with MassMutual or its Controlled Affiliates).
(f) To the maximum extent permitted by Applicable Law, Invesco hereby renounces, and the Board shall adopt a resolution renouncing, any interest or expectancy in, or any right to be offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are developed by or presented to a MassMutual Designee other than in his or her capacity as a member of the Board, even if the opportunity is one that Invesco or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the MassMutual Designee shall not have any duty to communicate or offer such business opportunity to Invesco or any of Invesco’s Affiliates.  Notwithstanding the foregoing, a MassMutual Designee who is offered an opportunity expressly in his or her capacity as a Director shall be obligated to communicate such opportunity to Invesco.
Section 4.2 Certain Approval Rights of MassMutual.  Until the Governance Termination Date, Invesco shall not enter into or effectuate any of the following transactions without the prior written approval of MassMutual:
(a) change its capital structure in a manner that would be reasonably likely to result in a two-level (or greater) downgrade in Invesco’s corporate credit rating by at least one Rating Agency;
(b) any amendment to its Memorandum of Association or Bye-Laws that would adversely affect the rights of MassMutual, on the one hand, compared to the holders of Invesco Capital Stock generally, on the other hand;
(c) adopt a shareholder rights plan;

(d) any voluntary bankruptcy or similar filing or declaration by Invesco or any of its material Subsidiaries;
(e) any acquisition, whether by merger, amalgamation, scheme or plan of arrangement or consolidation or similar business combination transaction, or any exchange of equity interests, purchase of equity interests or assets or similar transaction, of any Person or business, if such acquisition involves issuance of Invesco Capital Stock constituting more than ten percent (10%) of the Total Voting Power of Invesco Capital Stock issued and outstanding immediately after completion of such acquisition; provided, however, that the foregoing shall not apply if all of clauses (1)-(5) are true: (1) Invesco shall have the ability to, and shall irrevocably offer, to exchange shares of Series A Preferred Stock Beneficially Owned by MassMutual and its Controlled Affiliates for shares of Common Stock such that, immediately after completion of such acquisition, MassMutual and its Controlled Affiliates will Beneficially Own Invesco Capital Stock representing the lesser of (x) an Ownership Percentage after the completion of such acquisition equal to the Voting Ownership Cap, and (y) the same Ownership Percentage as they owned immediately prior to the completion of such acquisition (and for the avoidance of doubt, such exchange shall be consummated concurrently with the closing of such acquisition), (2) MassMutual and its Controlled Affiliates Beneficially Own sufficient Series A Preferred Stock to enable such exchange of Series A Preferred Stock for Common Stock, (3) such exchange of Series A Preferred Stock for Common Stock would be effected at Fair Market Value, (4) such exchange of Series A Preferred Stock for Common Stock would not result in MassMutual or its Controlled Affiliates experiencing a reduction in regulatory capital that would require MassMutual or its Controlled Affiliates to raise additional regulatory capital or result in any disciplinary action or limitations on its ability to engage in its insurance business and operations and (5) such exchange is tax-free pursuant to Section 1036 of the Code and/or qualifies as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code  and does not otherwise result in any materially adverse tax consequences to MassMutual or its Affiliates (disregarding, for this purpose, the application of Treasury Regulations Section 1.305-7(c)(1)(ii)) and assuming, for this purpose, that a new gain recognition agreement is entered into in accordance with Treasury Regulations Section 1.367(a)-8(k)(5) in respect of the Common Stock received pursuant to such exchange);
(f) any change in accounting principles that is disproportionately adverse to MassMutual and its Affiliates, on the one hand, as compared to other holders of Invesco Capital Stock, on the other hand, except to the extent required by changes in GAAP or Applicable Law;
(g) materially alter Invesco’s principle line of business; or
(h) adopt any qualifications of a Director to be imposed upon a MassMutual Designee, other than those required by the Bye-Laws as of the date of the Merger Agreement, or those generally applicable to all Directors.
Section 4.3 Voting Agreements.
(a) Until the Governance Termination Date, MassMutual shall, and shall cause its Controlled Affiliates, to vote, or act by written consent with respect to, all of the shares of Invesco Capital Stock Beneficially Owned by it or its Controlled Affiliates and entitled to vote on such matter(s) (i) in favor of each matter required to effectuate any provision of this Agreement and against any matter the approval of which would be inconsistent with any provision of this Agreement and (ii) to the extent consistent with clause (i) above, in accordance with the recommendation of the Board on all matters approved by the Board relating to (A) the elections of Directors, (B) matters that have been approved or recommended by the Compensation Committee of the Board, (C) any Invesco Change of Control Transaction that the Board (so long as it includes the MassMutual Designee) has unanimously recommended in favor of or against, as applicable, and (D) any transaction that arises out of a breach by MassMutual of its obligations under Section 2.2; provided, however, that it is understood and agreed that MassMutual and its Controlled Affiliates shall be permitted to vote all of their shares of Invesco Capital Stock in their sole discretion with respect to any Invesco Change of Control Transaction presented to the holders of Invesco Capital Stock for their vote and not opposed or supported by the Board (so long as it includes the MassMutual Designee) on a unanimous basis and not arising out of a breach by MassMutual of its obligations under Section 2.2.

(b) If MassMutual and its Controlled Affiliates Beneficially Own at least twenty percent (20%) of the issued and outstanding Invesco Common Stock as of the record date for a vote or action by written consent to be taken by the holders of Invesco Common Stock on any matter, MassMutual shall, and shall cause its Controlled Affiliates to, vote, or act by written consent with respect to, any such matter as recommended by the Board to the extent such matter does not conflict with any provision of this Agreement; provided, however, that in the event the Board of Directors of MassMutual determines in good faith that voting as recommended by the Board with respect to a particular matter would reasonably be likely to violate its fiduciary duties to its policyholders, MassMutual and its Controlled Affiliates shall be permitted to abstain from voting their shares with respect to such matter in lieu of voting as recommend by the Board; provided, further, that MassMutual and its Controlled Affiliates shall retain its sole discretion to vote regarding matters for which it is permitted to act pursuant to the proviso to Section 4.3(a).
(c) MassMutual shall, and shall cause each of its Controlled Affiliates who hold Invesco Capital Stock entitled to vote on any matter, to be present in person or represented by proxy at all meetings of securityholders of Invesco so that all Voting Securities Beneficially Owned by MassMutual and its Controlled Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meeting and to vote such shares in accordance with this Section 4.3.
(d) Notwithstanding the foregoing, (i) if the Board shall unreasonably reject a proposed MassMutual Designee who is otherwise eligible to serve pursuant to Applicable Law and the policies and requirements applicable to all other members of the Board, then Sections 2.2(a)(vi) and 4.3(a) shall be suspended for the duration of such failure and (ii) if the Board shall fail to nominate for election (or, as applicable, promptly appoint) as a Director a proposed MassMutual Designee who is reasonably acceptable to the Board or otherwise is in material breach of its other material obligations pursuant to Section 4.1 (other than a breach as described in the immediately preceding clause (i)) and fails to cure such breach of such other obligations within fifteen (15) Business Days following written notice thereof by MassMutual to Invesco, then Sections 2.2, 3.1, 3.2, 3.4, 4.3(a), 4.3(b) and 4.3(c) shall cease to be of any further force and effect.
Section 4.4 Information Rights.
(a) Invesco acknowledges that the investment of MassMutual or its Controlled Affiliates in Invesco are material and strategic to them.  Accordingly, Invesco shall provide to MassMutual and its representatives, (i) on an ongoing and current basis, such access to the information set forth on Schedule I and (ii) access to such other  personnel and information, including with respect to Invesco’s business, operations, plans and prospects, during normal business hours, as MassMutual may reasonably request from time to time in order to appropriately manage and evaluate its investment in Invesco. In addition to the foregoing, Invesco shall provide MassMutual notice of (i) the institution of, and/or settlement, judgment, decree award with respect to, any litigation, arbitration or other similar proceeding, and/or any formal investigation by any Governmental Authority having jurisdiction over Invesco or its Affiliates, in each case involving an allegation of wrongful conduct (including breach of applicable agreement or violation of Applicable Law) that is reasonably likely to materially and adversely affect the business or financial condition of Invesco, and (ii) the occurrence of any other non-ordinary course matters with respect to Invesco that is reasonably expected to have a material and adverse impact on Invesco, in each case, which notice shall be provided as promptly as is reasonably practicable under the circumstances and which notice need not contain any information that (x) may, in the good faith judgement of Invesco and their legal counsel, jeopardize the attorney-client privilege or (y) relate to a pending or threatened dispute with MassMutual or any of its Affiliates.
(b) Without limiting the generality of the foregoing, Invesco agrees that:
(i) following the end of each fiscal quarter and fiscal year of Invesco, Invesco shall provide MassMutual with (A) consolidated financial results for the recently completed fiscal quarter and fiscal year, as applicable, of the Invesco consolidated group (the “Invesco Group”), in each case, promptly after such statements are prepared (including, with respect to fiscal years, audit reports as such reports become available), together with such supporting detailed information as MassMutual may reasonably request to enable it to prepare its own consolidated financial statements, including MassMutual’s quarterly financial statements and annual audited financial statements and (B) such other financial information or documents in the possession of Invesco and any of its Subsidiaries as MassMutual or its Representatives may reasonably request; and
(ii) Invesco shall cooperate, and use its best reasonable efforts to cause Invesco’s independent certified public accounts (“Invesco’s Auditors”) to cooperate, at MassMutual’s expense, with MassMutual to the extent reasonably requested by MassMutual or its Representatives in the preparation by MassMutual of its public earnings releases or other press releases, Annual Reports to Policyholders and any filings made by MassMutual with any Governmental Authority or otherwise made publicly available that include Invesco financial information (collectively, the “MassMutual Public Filings”).  Invesco agrees to provide to MassMutual all information that MassMutual or its Representatives reasonably requests in connection with any MassMutual Public Filings or that, in the reasonable judgment of MassMutual (upon the advice of counsel) is required to be disclosed or incorporated by reference therein under any Applicable Law.  Invesco shall use its reasonable best efforts to provide such information on a timely basis.  Invesco shall use its reasonable best efforts to cause Invesco’s Auditors to consent, at MassMutual’s expense, to any reference to them as experts in any MassMutual Public Filings required under Applicable Law.
(c) Invesco shall use reasonable best efforts to timely provide MassMutual with (x) IRS Forms 5471 with respect to any of Invesco or any of its Subsidiaries which is a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”), (y) information required to (i) make calculations of Global Intangible Low-Taxed Income under Section 951A of the Code with respect to any CFC, including, to the extent necessary, information on foreign taxes paid, (ii) track distributions of previously taxed income of any CFC under Section 959 of the Code, (iii) determine the source and classification for United States Federal income Tax purposes of dividends received by MassMutual from Invesco, and (iv) allocate expenses pursuant to Treasury Regulations Section 1.861-8, and (z) any other information reasonably necessary for the preparation of the MassMutual’s U.S. federal and state income Tax Returns to the extent reasonably requested in writing by MassMutual or its Representatives. Invesco shall provide the foregoing information on an annual basis and will also timely provide quarterly estimates of the foregoing information.  In the event of any material intercompany transaction or series of transactions involving any Subsidiaries of Invesco that is a  CFC, Invesco will promptly provide to MassMutual copies of any transfer pricing studies undertaken in connection therewith. The obligations set forth in this Section 4.4(c) will survive for so long as either (i) MassMutual is a United States shareholder of Invesco or any of its Subsidiaries within the meaning of Section 951(b) of the Code which is a CFC or (ii) Invesco is either a specified 10-percent owned foreign corporation (within the meaning of Section 245A of the Code) or a qualified 10-percent owned foreign corporation (within the meaning of Section 245 of the Code) with respect to MassMutual or any of its Affiliates.
(d) Invesco will negotiate in good faith with MassMutual to develop appropriate protocols for each to share with the other aggregate security position information for use in their respective compliance programs and to coordinate share ownership reporting with MassMutual for such purpose.

(e) With respect to any information provided by or on behalf of Invesco:
(i) Subject to the requirements of Applicable Law, MassMutual shall, and shall cause its Controlled Affiliates and its and their respective Representatives to, keep confidential, all information and documents obtained pursuant to Section 5.4(e) of the Merger Agreement and this Section 4.4 (or retained pursuant to Section 5.4(d) of the Merger Agreement) unless such information (A) is or becomes publicly available other than as a result of a breach of this Section 4.4(e) by it or its Controlled Affiliates or its or their respective Representatives; (B) was within its possession prior to being furnished to it by or on behalf of Invesco, provided that the source of such information was not known by it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, Invesco with respect to such information; (C) is or becomes available to such Person or any of its Representatives on a non-confidential basis from a source other than Invesco or any of its Affiliates or its or their respective Representatives, provided that such source was not known to it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, Invesco or any of its Affiliates or its or their respective Representatives with respect to such information; or (D) is independently developed by or on its behalf without violating any of its obligations under this Section 4.4(e); provided that the exceptions in clauses (B), (C) and (D) shall not apply with respect to any information retained or obtained pursuant to Sections 5.4(d) and (e) of the Merger Agreement).
(ii) In the event MassMutual believes that it is legally required to disclose any information or documents contemplated by this Section 4.4(e), it shall to the extent reasonably practicable under the circumstances provide reasonable prior notice to Invesco so that Invesco may, at its own expense, seek a protective order or otherwise take reasonable steps to protect the confidentiality of such information, and MassMutual shall cooperate reasonably (at Invesco’s expense) with respect to such efforts.
(iii) Notwithstanding the foregoing, MassMutual may disclose any information or documents contemplated by this Section 4.4(e) (A) (1) in response to a routine examination by, or request of, any Governmental Authority that does not target Invesco or its Affiliates or this Agreement, in each case so long as the information provided is limited to that requested or (2) otherwise provided to the Massachusetts Division of Insurance in the ordinary course of business of MassMutual and its Affiliates and, in each case, MassMutual exercises measures with respect to maintaining the confidentiality of any such disclosed information consistent with the care it takes to maintain the confidentiality of its own comparable information similarly disclosed or (B) in a filing with any Governmental Authority to the extent required by Applicable Law, provided that in the case of clause (B) it shall to the extent reasonably practicable under the circumstances provide prior notice to Invesco.
(iv) The rights of MassMutual and the obligations of Invesco hereunder shall be subject to Applicable Laws relating to the exchange of information and other Applicable Laws.
ARTICLE V

MISCELLANEOUS

Section 5.1 Conflicting Agreements.  Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.  Invesco shall use its reasonable best efforts to take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Memorandum of Association and Bye-Laws and the corresponding constituent documents of its Subsidiaries contain provisions consistent with the terms of this Agreement and do not contain any provisions inconsistent herewith.
Section 5.2 Termination.  Except as otherwise provided in this Agreement, this Agreement shall terminate upon the later of the Governance Termination Date and the Transfer Restriction Termination Date; provided that (a) Section 4.4(e) shall survive for a period of three years following the last date on which information was provided to MassMutual pursuant to this Agreement notwithstanding any earlier termination of this Agreement, (b) Section 3.5 and the provisions of Exhibit A shall survive in accordance with the terms of Exhibit A, (c) Sections 4.4(a) and (b) shall survive until the later of (i) the Governance Termination Date and (ii) the date MassMutual no longer accounts for its investment in Invesco under the equity method of accounting (determined in accordance with GAAP as applicable to MassMutual) and (d) Section 4.4(c) will survive for so long as either (i) MassMutual is a United States shareholder of Invesco or any of its Subsidiaries within the meaning of Section 951(b) of the Code which is a CFC or (ii) Invesco is either a specified 10-percent owned foreign corporation (within the meaning of Section 245A of the Code) or a qualified 10-percent owned foreign corporation (within the meaning of Section 245 of the Code) with respect to MassMutual or any of its Affiliates. Nothing in this Section 5.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.
Section 5.3 Ownership Information.  For purposes of this Agreement, (i) all determinations of the amount of issued and outstanding Invesco Capital Stock shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by Invesco with the Commission, unless Invesco shall have updated such information by delivery of written notice to MassMutual and (ii) any shares of Capital Stock or Voting Securities held in treasury or belonging to any Subsidiary of a Person which are not entitled to be voted or counted for purposes of determining the presence of a quorum at a meeting of shareholders shall be disregarded in calculating the number of issued and outstanding shares of Capital Stock or Voting Securities and the number of shares of Capital Stock or Voting Securities of any Person Beneficially Owned by any other Person as of any date.
Section 5.4 Amendment and Waiver.  Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
Section 5.5 Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.
Section 5.6 Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.  Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of MassMutual or any of its Controlled Affiliates under any other agreement with Invesco, the terms of this Agreement shall govern.
Section 5.7 Successors and Assigns.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger, amalgamation, scheme or plan of arrangement or consolidation or similar business combination transaction), by any party without the prior written consent of the other parties, provided, that MassMutual may assign its rights and obligations hereunder (in whole or in part) to a Controlled Affiliate that agrees in writing with Invesco to be bound by this Agreement as fully as if it were an initial signatory hereto, and any such transferee may thereafter make corresponding assignments in accordance with this proviso.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 5.8 Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
Section 5.9 Remedies.
(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof.  Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.
(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
Section 5.10                                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or upon receipt of delivery conformation if sent by email, on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
If to MassMutual:
Massachusetts Mutual Life Insurance Company
One Marina Park, Suite 800
Boston, MA 02210
Attention:  Aaron T. Miller, Head of Strategy & Corporate Development
Email:  AaronMiller@MassMutual.com

with a copy to:
Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
Attention: General Counsel
Email: mjoconnor@massmutual.com
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Email:  ecooper@stblaw.com
Attention: Elizabeth A. Cooper, Esq.

If to Invesco:
Invesco Ltd.
1555 Peachtree Street, NE
Atlanta, Georgia
Attention: Kevin Carome
Email:  kevin.carome@invesco.com

with a copy to:

Invesco Ltd.
1555 Peachtree Street, NE
Atlanta, Georgia
Attention: Loren Starr
Email:  loren.starr@invesco.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Email:  ngdemmo@wlrk.com
Attention:  Nicholas G. Demmo, Esq.
Section 5.11 Governing Law; Consent to Jurisdiction.
(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (except to the extent that mandatory provisions of the Laws of Bermuda govern), without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction.  Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York for any action, proceeding or investigation in any court or before any Governmental Authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 5.11, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by Applicable Law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by Applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or  collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of New York, Bermuda, Massachusetts and of the United States of America; provided that consent by MassMutual and Invesco to jurisdiction contained in this Section 5.11 is solely for the purpose referred to in this Section 5.11 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.
Section 5.12 Interpretation.
(a) Unless the context otherwise requires, when a reference is made in this Agreement to (i) Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement; (ii) “paragraphs”, “subparagraphs”, or “clauses” shall be deemed references to separate paragraphs, subparagraphs or clauses of the section or subsection in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions thereof); (iv) any Person shall be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities; and (v) any Law shall be deemed references to all rules and regulations promulgated thereunder.
(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  The word “or” shall not be exclusive.
(e) Any reference to “days” means calendar days unless Business Days are expressly specified.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.
(f) The parties hereto acknowledge that each party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
[Signature pages follow]
IN WITNESS WHEREOF, the parties hereto have executed this SHAREHOLDER AGREEMENT as of the date first written above.
INVESCO LTD.
By:	/s/ Loren M. Starr
Name:  Loren M. Starr
Title:    Senior Managing Director and
                       Chief Financial Officer

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By:	/s/ Roger Crandall
         Name:  Roger Crandall
          Title:    Chief Executive Officer

Schedule I

Information Reporting

●	Material information relating to the credit rating of Invesco and any of its securities (including the Series A Preferred Stock), including:
o	written correspondence with, and materials presented to, Rating Agencies; and
o	information as to the timing of, and results of, meetings with any Rating Agencies.
●	Information relating to material changes involving executive officers.
●	Monthly management reporting packages, if any, that are prepared for the Board.
●
For the avoidance of doubt, the above information if provided to the Invesco Board shall not be deemed to be delivered to MassMutual by virtue of the MassMutual Designee’s receipt of such information as a board member.

Exhibit A
REGISTRATION RIGHTS

PAGE

ARTICLE I

DEFINITIONS
Section 1.01. Definitions.
(a) As used in and for purposes of this Agreement (as defined below), the following terms have the following meanings.
“415 Shelf Registration Statement” means a Registration Statement on Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein or in the Shareholder Agreement, neither Invesco nor any of its Affiliates shall be deemed to be a Subsidiary or Affiliate of MassMutual solely by virtue of the Beneficial Ownership by MassMutual or any of its Affiliates of Invesco Capital Stock, the election of the MassMutual Designee or any Preferred Director to the Board, or any other action taken by MassMutual in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, the Shareholder Agreement or the Certificate of Designation (and irrespective of the characteristics of the aforesaid relationships and actions under applicable Law or accounting principles).
“Agreement” means this Exhibit A, as it may be amended, supplemented, restated or modified from time to time.
“Automatic Shelf Registration Statement” means a Registration Statement that is an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.
“Demand Notice” has the meaning set forth in Section 2.02(a).
“Demand Registration” has the meaning set forth in Section 2.02(a).
“Demand Shareholders” has the meaning set forth in Section 2.02(a).
“Depositary Agreement” has the meaning set forth in Section 2.15.
“Depositary Shares” has the meaning set forth in Section 2.15.
“Employee Holder” means (a) a Person (other than MassMutual) or any of its Affiliates who has received Shares in the Mergers (as defined in the Merger Agreement), for so long as such Person Beneficially Owns any such Shares and such Shares are Registrable Securities, and (b) any Permitted Transferee of such Shares, for so long as such Permitted Transferee Beneficially Owns any such Shares and such Shares are Registrable Securities.

“Employee Registration Rights Agreement” means the Registration Rights Agreement entered into by Employee Holders and Invesco that is attached as an exhibit to the Letter of Transmittal.
“FINRA” means the Financial Industry Regulatory Authority.
“Indemnified Party” has the meaning set forth in Section 2.11(b).
“Indemnified Persons” has the meaning set forth in Section 2.11(b).
“Indemnifying Party” has the meaning set forth in Section 2.11(b).
“Inspectors” has the meaning set forth in Section 2.06(x).
“Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, directive, policy, guideline or other requirement (including those of any self-regulatory organization).
“Losses” means any and all damages, liabilities, losses, obligations, claims of any kind, interest, fines, penalties, assessments, costs, fees, and expenses (including reasonable fees and expenses of attorneys).
“Marketed Underwritten Offering” means an Underwritten Offering that involves (i) one-on-one meetings or calls between investors and management of Invesco, other than any Underwritten Offering in the form of a “block trade” which requires not more than three (3) one-on-one calls between investors and management of Invesco, (ii) a customary roadshow or other marketing activity that requires members of the management of Invesco to be out of the office for two (2) or more business days or group meetings or calls between investors and management of Invesco or (iii) any other substantial marketing effort by the Underwriters over a period of at least forty-eight (48) hours.
“Opting-Out Shareholder” has the meaning set forth in Section 2.13.
“Permitted Transferee” means (a) with respect to any Person, any Affiliate of such Person that is, directly or indirectly, controlled by or under common control with the first Person and (b) additionally (i) with respect to MassMutual, any transferee in a Transfer permitted pursuant to the Shareholder Agreement who acquires Common Stock or Series A Preferred Stock having a value (based on the then-current trading price of Common Stock or the liquidation preference of the Series A Preferred Stock, respectively) of not less than $25 million that agrees to be bound by the provisions of this Annex as if it were the Shareholder hereunder, and (ii) with respect to any Person, other than MassMutual, who received Shares in the Mergers (as defined in the Merger Agreement), any transferee of such Person who acquires all Shares owned by such Person that agrees to be bound by the provisions of the Employee Registration Rights Agreement as a “Shareholder” thereunder.
“Piggyback Registration” has the meaning set forth in Section 2.03.

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any free writing prospectus, whether or not required to be filed with the SEC, prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference  in such prospectus.
“Records” has the meaning set forth in Section 2.06(x).
“Registrable Securities” means all Shares currently held or hereafter acquired by the Shareholders or Employee Holders and any other securities issued or issuable in respect thereof, or in substitution therefor, in connection with any share subdivision, split, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization or otherwise; provided, however, that any such Share or other stock or security shall cease to be a Registrable Security if and when (a) it has been sold either pursuant to an effective Registration Statement or Rule 144 or (b) in the case of Shares or such other stock or securities held by a Shareholder or Employee Holder (as the case may be) who both (i) is not at the time an affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of Invesco and such Shares or other stock or securities may immediately be sold under Rule 144 without any volume or manner of sale restrictions, and (ii) together with its Affiliates, does not Beneficially Own either at least 5% of the issued and outstanding Common Stock or $500 million in the aggregate liquidation preference of Series A Preferred Stock.
“Registration Statement” means any registration statement of Invesco that covers any of the Registrable Securities pursuant to the provisions of this Agreement or the Employee Registration Rights Agreement, including the Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.
“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.
“Section 2.13 Opt-Out” has the meaning set forth in Section 2.13.
“Shareholder” means (a) MassMutual or any of its Affiliates who has received Shares in the Mergers (as defined in the Merger Agreement) other than Employee Holders, for so long as such Person Beneficially Owns any such Shares and such Shares are Registrable Securities, and (b) any Permitted Transferee of such Shares, for so long as such Permitted Transferee Beneficially Owns any such Shares and such Shares are Registrable Securities.
“Shareholder Agreement” refers to that certain Shareholder Agreement, dated as of the Closing Date (as defined in the Merger Agreement), entered into between Invesco and MassMutual, as it may be amended, supplemented, restated or modified from time to time, to which this Agreement forms Exhibit A.
“Shareholder Information” has the meaning set forth in Section 2.11(b).
“Shares” means, (a) with respect to each Shareholder, each Employee Holder, and each of the foregoing’s Permitted Transferees, the shares of Common Stock or Series A Preferred Stock received as merger consideration pursuant to the Merger Agreement and (b) additionally with respect to MassMutual and its Permitted Transferees, all other shares of Common Stock or Series A Preferred Stock held by them as permitted by the Shareholder Agreement.

“Shelf Offering” has the meaning set forth in Section 2.01(c).
“Shelf Registration Statement” has the meaning set forth in Section 2.01(a).
“Suspension Period” has the meaning set forth in Section 2.08(a).
“Take-Down Notice” has the meaning set forth in Section 2.01(c).
“Transfer” means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.
“Transfer Restriction Termination Date” has the meaning set forth in the Shareholder Agreement.
“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Common Stock or Series A Preferred Stock as a principal in connection with a distribution of such securities.
“Underwriter’s Lockup” has the meaning set forth in Section 2.07(c).
“Underwritten Offering” means a public offering of securities registered under the Securities Act in which an Underwriter participates in the distribution of such securities.
“Underwritten Offering Limitations” has the meaning set forth in Section 2.01(d).
(b) Any capitalized terms used but not defined herein and the term “control” (including the terms “controlled by” and “under common control with”) have the meanings given to such terms in the Shareholder Agreement, to which this Agreement forms Exhibit A.

ARTICLE II

REGISTRATION RIGHTS
Section 2.01. Shelf Registration.
(a) Filing. Subject to Section 2.08, Invesco will, if it is then eligible to use a 415 Shelf Registration Statement, prepare and file a 415 Registration Statement permitting registration of Registrable Securities for resale by Shareholders in accordance with the methods of distribution elected by the Shareholders (in accordance with Section 2.01(d)(iv)) and set forth in the Registration Statement (a “Shelf Registration Statement”); provided that:
(i) if Invesco is a well-known seasoned issuer (as defined in Rule 405 of the Securities Act), Invesco will file, no later than the earlier of (i) the Transfer Restriction Termination Date if occurring pursuant to clause (a)(i) or (b)(i) of the definition of Transfer Restriction Termination Date and (ii) the tenth (10th) Business Day following the Transfer Restriction Termination Date if occurring pursuant to any other clause thereof, an Automatic Shelf Registration Statement (or, if at such time it has in place an effective Automatic Shelf Registration Statement, a Prospectus thereto) useable for the resale of Registrable Securities under the Securities Act from and after the applicable Transfer Restriction Termination Date.
(ii) if Invesco is not a well-known seasoned issuer but is eligible to file a 415 Shelf Registration Statement (and does not have a 415 Shelf Registration Statement available for use with respect to the Registrable Securities), Invesco will file as far in advance as is reasonably necessary or advisable, and shall use its reasonable best efforts, to ensure that such 415 Shelf Registration Statement is effective under the Securities Act not later than the Transfer Restriction Termination Date; provided, that if the Transfer Restriction Termination Date occurs pursuant to any clause of such definition other than clause (a)(i) or (b)(i), Invesco will make such filing not later than the tenth (10th) Business Day following such Transfer Restriction Termination Date and shall use its reasonable best efforts, to ensure that such 415 Shelf Registration Statement is effective under the Securities Act as promptly as practicable thereafter.
At the time the Shelf Registration Statement is declared effective, each Shareholder shall be named as a selling securityholder in the Shelf Registration Statement and the related Prospectus in such a manner as to permit such Shareholder to deliver such Prospectus to purchasers of Registrable Securities in accordance with applicable Law and the methods of distribution elected by the Shareholders pursuant to Section 2.01(d)(iv).  It is acknowledged that such Shelf Registration Statement may also list Employee Holders as selling securityholders.  Any Shelf Registration Statement shall contain such intended customary methods of distribution of the Shares chosen by the Shareholders in accordance with Section 2.01(d)(iv) and contemplated hereby.

(b) Continued Effectiveness.  Until the earlier of (i) such time as all Registrable Securities cease to be Registrable Securities or (ii) Invesco is no longer eligible to maintain a Shelf Registration Statement, Invesco will keep current and effective a Shelf Registration Statement with respect to resales of all Registrable Securities following the required filing thereof, and file such supplements or amendments to such Shelf Registration Statement as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of Registrable Securities under the Securities Act.  In the event that Invesco is no longer eligible to maintain a Shelf Registration Statement, Invesco shall provide written notice to the Shareholders of such ineligibility within two (2) Business Days of the date on which Invesco becomes aware of such ineligibility.  In the case where the Registrable Securities are Common Stock, Invesco shall use reasonable best efforts to cause the Registrable Securities to, not later than the Transfer Restriction Termination Date (or, in the case of any Transfer Restriction Termination Date occurring pursuant to any clause of such definition other than clause (a)(i) or (b)(i), not later than the tenth (10th) Business Day following such Transfer Restriction Termination Date), be qualified for trading on any securities exchange on which the Common Stock is listed or quoted.

(c) Use of Shelf Registration Statement.  Following the Transfer Restriction Termination Date, each Shareholder shall have the right to use any Shelf Registration Statement then effective to Transfer all or a portion of its Registrable Securities (i) in an unrestricted number of brokered transactions and (ii) in Underwritten Offerings in accordance with Section 2.01(d).  Without limiting the generality of the foregoing, at any time that a Shelf Registration Statement is effective, if a Shareholder delivers a written notice (a “Take-Down Notice”) to Invesco stating that it intends to effect an offering of all or part of its Registrable Securities that are registered on such Shelf Registration Statement (a “Shelf Offering”) and stating the number of Registrable Securities to be included in such Shelf Offering, then Invesco shall as promptly as practicable amend or supplement the Shelf Registration Statement and/or related Prospectus as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering.  If the Shelf Offering relates to an Underwritten Offering, then the amendment or supplement to the Shelf Registration Statement and/or related Prospectus shall take into account the inclusion of Registrable Securities by any other Shareholders pursuant to Section 2.01(d) below, and may take into account the inclusion of “Registrable Securities” pursuant to a corresponding provision of the Employee Registration Rights Agreement.
(d) Underwritten Offerings pursuant to Shelf Registration Statement.  Upon the receipt by Invesco of a Take-Down Notice hereunder or pursuant to a corresponding provision of the Employee Registration Rights Agreement from holders of a majority of the type of Shares to be sold that they desire to sell Registrable Securities in an Underwritten Offering, Invesco will give written notice of such request to all other Shareholders who hold Registrable Securities of that type, which notice shall be given in any event within five (5) Business Days of the date on which Invesco received the initial request.  Any other Shareholders that desire to sell Registrable Securities of that type in such Underwritten Offering shall give written notice to Invesco within three (3) Business Days after the date Invesco gave such other Shareholders notice of such initial request specifying the number of Registrable Securities of that type proposed by such Shareholder to be included in such Underwritten Offering.  A Shareholder may change the number of Registrable Securities proposed to be offered in any such Underwritten Offering at any time prior to the pricing of such offering so long as such change would not materially adversely affect the timing or success of such Underwritten Offering.  Invesco will cooperate with such Shareholders and any Underwriter in effecting an Underwritten Offering pursuant to the Shelf Registration Statement as promptly as reasonably practicable with respect to all such Registrable Securities, subject to the following limitations and conditions with respect to Underwritten Offerings (the “Underwritten Offering Limitations”):
(i) Invesco shall not be required to effect (A) any Underwritten Offering within one hundred and eighty (180) days after a Marketed Underwritten Offering pursuant to this Agreement or the Employee Registration Rights Agreement, and (B) any Underwritten Offering within ninety (90) days after another Underwritten Offering pursuant to this Agreement or the Employee Registration Rights Agreement.
(ii) Invesco shall not be required to effect more than two Underwritten Offerings (including Marketed Underwritten Offerings) pursuant to this Agreement or the Employee Registration Rights Agreement in any rolling twelve (12)-month period.
(iii) Invesco shall not be required to effect any Underwritten Offering unless the aggregate gross proceeds expected to be received from the sale of Registrable Securities in such offering pursuant to this Agreement and the Employee Registration Rights Agreement is at least $50 million (provided that in the case of any Marketed Underwritten Offering of Series A Preferred Stock, the aggregate gross proceeds expected to be received from the sale of such Series A Preferred Stock pursuant to this Agreement and the Employee Registration Rights Agreement in such offering is at least $200 million).
(iv) The holders of a majority of the type of Registrable Securities to be offered shall be entitled to (A) select one or more nationally recognized investment banking firms to serve as a lead Underwriter and one or more additional Underwriters and (B) determine the plan of distribution (which shall be in a customary form); if the Underwritten Offering is a Marketed Underwritten Offering, Invesco shall be entitled to select an additional nationally recognized investment banking firm to serve as a co-lead Underwriter (with each of the two such co-lead Underwriters to be treated substantially the same in all respects, including underwriting discounts, fees and commissions).
(e) Effect on Demand Registration Obligations.  The provisions of Section 2.02 shall not apply at any time Invesco is eligible to file and maintain the effectiveness of a Shelf Registration Statement and so maintains the effectiveness of such Shelf Registration Statement.

Section 2.02. Demand Registration.
(a) Demand by Shareholders.  If, at any time after the applicable Transfer Restriction Termination Date, Invesco is no longer eligible to use a Shelf Registration Statement, then at the written request of holders of a majority of the Registrable Securities then held by the Shareholders and Employee Holders, Invesco will, within thirty (30) days of such request, file a Registration Statement to register the resale of Registrable Securities pursuant to an Underwritten Offering (a “Demand Notice”) as is so requested by such holders.  Invesco will (i) give written notice of such request to all other Shareholders who hold Registrable Securities (which notice shall be given in any event within three (3) Business Days of the date on which Invesco received the applicable Demand Notice) and will use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Demand Notice or by any other Shareholders by written notice to Invesco given within three (3) Business Days after the date Invesco gave such other Shareholders notice of the Demand Notice (collectively, the “Demand Shareholders”) and (ii) will file a Registration Statement, on an appropriate form which Invesco is then eligible to use, to register the resale of such Registrable Securities in an Underwritten Offering (each such registration, a “Demand Registration”).  Each Demand Notice will specify the number of Registrable Securities proposed to be offered for sale.  The Demand Shareholders may change the number of Registrable Securities proposed to be offered pursuant to any Demand Registration at any time prior to the pricing of such Underwritten Offering so long as such change would not materially adversely affect the timing or success of the Underwritten Offering.  Subject to Section 2.05 and with the written consent of holders of a majority of the Registrable Securities included in the Demand Registration (such consent not to be unreasonably withheld), Invesco may include in any registration effected pursuant to this Section 2.02 any securities for its own account or for the account of holders of Common Stock (other than the Shareholders and Employee Holders).
(b) Effective Registration.  Invesco will use its reasonable best efforts to (i) cause any Registration Statement filed in connection with a Demand Registration to be declared effective (unless it becomes effective automatically upon filing) as promptly as practicable after the filing thereof with the Commission and (ii) keep such Registration Statement current and effective for a period of not less than ninety (90) days or such longer period as, based upon the opinion of counsel for the Underwriters, a prospectus is required by Law to be delivered in connection with the sale of Registrable Securities by an underwriter or dealer.  Invesco further agrees to supplement or make amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period referred to in clause (ii) above, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by Invesco for such Registration Statement or by the instructions to such registration form, (C) as may be required by the Securities Act or (D) as may be reasonably requested in writing by the Demand Shareholders or any Underwriter.
(c) Limitations.  Invesco’s obligations in this Section 2.02 shall be subject to the Underwritten Offering Limitations.
Section 2.03. Piggyback Registration.  If at any time after the Transfer Restriction Termination Date, and in addition to the Shareholders’ rights in Section 2.01 and Section 2.02, Invesco proposes to file a Registration Statement under the Securities Act or consummate an Underwritten Offering with respect to an offering of Common Stock or Series A Preferred Stock for (a) Invesco’s own account (other than a Registration Statement on Form S-4 or S-8 (or any substitute or successor form that may be adopted by the SEC)) or (b) the account of any holder of  Common Stock or Series A Preferred Stock (in each case, other than a Shareholder or Employee Holder), then Invesco shall give written notice of such proposed filing or Underwritten Offering to the Shareholders as soon as practicable (but in no event less than ten (10) Business Days before the anticipated filing date).  Upon a written request given by any Shareholders to Invesco within five (5) Business Days after delivery of any such notice by Invesco, to include applicable Registrable Securities in such registration or Underwritten Offering, as applicable (which request shall specify the number of such Registrable Securities proposed to be included in such registration or Underwritten Offering, as applicable, and shall only include securities of the same type being sold in the Underwritten Offering to which such additional registration relates), Invesco shall, subject to the following proviso, include all such requested Registrable Securities in such registration or Underwritten Offering, as applicable, on the same terms and conditions as applicable to Invesco’s or such holder’s shares of Common Stock or Series A Preferred Stock, as the case may be (a “Piggyback Registration”); provided, however, that if at any time after giving written notice of such proposed filing or Underwritten Offering, as applicable, and prior to the effective date of the Registration Statement filed in connection with such registration, Invesco shall determine for any reason not to proceed with the proposed registration or disposition, then Invesco may, at its election, give written notice of such determination to such Shareholders and, thereupon, will be relieved of its obligation to register any Registrable Securities pursuant to this Agreement in connection with such registration, or dispose of any Registrable Securities pursuant to this Agreement in connection with such Underwritten Offering, as applicable.  Such Shareholders shall, subject to Section 2.06(b), enter into a customary underwriting agreement with the Underwriter or Underwriters selected by Invesco with respect to any Registrable Securities sold by such Shareholders pursuant to this Section 2.03; provided that if any Shareholder who has requested inclusion in such offering disapproves of the terms of the related underwriting agreement, such Shareholder shall not be required to enter into such underwriting agreement and shall withdraw from such offering by providing written notice to Invesco and the Underwriter(s) no later than the earlier of (x) the day prior to the time at which the public offering price and underwriters’ discount are determined with the Underwriter(s) and (y) the effective date of the applicable registration statement or, in the case of a Shelf Registration Statement, take down.  No registration of Registrable Securities effected pursuant to a request under this Section 2.03 shall relieve Invesco of its obligations under Section 2.01 or Section 2.02.  The registration or sale of Registrable Securities as provided in this Section 2.03 or a corresponding provision of the Employee Registration Rights Agreement shall not count as an Underwritten Offering for purposes of the Underwritten Offering Limitations.
Section 2.04. Withdrawal of Request for Underwritten Offering or Demand Registration.  Holders of a majority of the Registrable Securities of that type then held in the aggregate by the Employee Holders and Shareholders will be permitted to rescind a request for an Underwritten Offering pursuant to a Shelf Registration Statement or a request for a Demand Registration without having to reimburse Invesco for any expenses; provided that should requesting holders that, in the aggregate, hold a majority of the Registrable Securities of the type that previously made such request rescind such request in writing (for the avoidance of doubt, a delay in the timing of an Underwritten Offering or a reduction in the number of Registrable Securities proposed to be offered shall not be deemed a rescission), each such rescinding Shareholder shall promptly reimburse Invesco for the reasonable and documented out of pocket expenses incurred by Invesco in connection with such request on a pro rata basis in accordance with the number of Registrable Securities of the type that each such Shareholder originally intended to be offered (as compared to all Registrable Securities originally intended to be offered by all Shareholders and Employee Holders), and following such reimbursement in full (and only at such event), such request (including any similar request pursuant to the Employee Registration Rights Agreement) will not count as a request for an Underwritten Offering or Demand Registration for purposes of determining the time for future Underwritten Offerings or Demand Registrations pursuant to Section 2.01 or Section 2.02.
Section 2.05. Reduction of Size of Underwritten Offering.  Notwithstanding anything to the contrary contained herein, if the lead Underwriter(s) of an Underwritten Offering advises Invesco in writing that, in its view, the number of shares of Common Stock or Series A Preferred Stock (including any Registrable Securities) that Invesco, Employee Holders, Shareholders and any other Persons intend to include in any Registration Statement or dispose of pursuant to any Underwritten Offering exceeds the number that can be sold in such offering without being reasonably likely to have an adverse effect on the price, timing or distribution of the securities to be offered in such offering, then the number of shares of Common Stock or Series A Preferred Stock to be included in the Registration Statement, or disposed of pursuant to such Underwritten Offering, as applicable, for the account of Invesco, Employee Holders, Shareholders and any other Persons will be reduced to the extent necessary to reduce the total number of securities to be included in any such Registration Statement or disposed of pursuant to such Underwritten Offering, as applicable, to the number recommended by such lead Underwriter(s); provided, however, that such reduction shall be made in accordance with the following priorities:

(a) priority in the case of an Underwritten Offering pursuant to Section 2.01 or a Demand Registration pursuant to Section 2.02 will be (i) first, all Registrable Securities  requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering or the Demand Registration, as applicable, for the account of the Shareholders and Employee Holders participating in the Underwritten Offering pursuant to Section 2.01 or Section 2.02 or corresponding provisions of the Employee Registration Rights Agreement, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Employee Holders and such Shareholders, (ii) second, any Common Stock or Series A Preferred Stock proposed to be offered by Invesco for its own account and (iii) third, pro rata among any other holders of shares of  Common Stock or Series A Preferred Stock requested to be registered, or disposed of, as applicable, so that the total number of securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter;
(b) priority in the case of a Registration Statement or Underwritten Offering initiated by Invesco for its own account which gives rise to a Piggyback Registration pursuant to Section 2.03 will be (i) first, Common Stock or Series A Preferred Stock proposed to be offered by Invesco for its own account, (ii) second, the Registrable Securities of the type requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering, as applicable, for the account of the Shareholders or the Employee Holders or the pursuant to their registration rights under Section 2.03 or corresponding provisions of the Employee Registration Rights Agreement, respectively, pro rata on the basis of the aggregate number of Registrable Securities of the type sought to be registered or disposed of by such holders of Common Stock or Series A Preferred Stock, so that the total number of securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter and (iii) third, pro rata among any other holders of Common Stock or Series A Preferred Stock requested to be registered, or disposed of, as applicable, so that the total number of securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter; and
(c) priority in the case of a Registration Statement or Underwritten Offering initiated by Invesco for the account of holders of Common Stock or Series A Preferred Stock (other than the Shareholders or Employee Holders) pursuant to registration rights afforded to such holders pursuant to a contractual right with Invesco which gives rise to a Piggyback Registration pursuant to Section 2.03 or a corresponding provision of the Employee Registration Rights Agreement will be (i) first, the Registrable Securities of the type requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering, as applicable, for the account of the Shareholders or the Employee Holders pursuant to their registration rights under Section 2.03 or corresponding provision of the Employee Registration Rights Agreement, respectively, and any other holders of shares with comparable registration rights (including those requesting the offering pursuant to such contractual right), pro rata on the basis of the aggregate number of Registrable Securities of the type sought to be registered or disposed of by such holders of Common Stock or Series A Preferred Stock, and (iii) second, Common Stock or Series A Preferred Stock offered by Invesco for its own account, so that the total number of securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter.
Section 2.06. Registration Procedures.  (a)  In connection with the registration of the sale of Registrable Securities pursuant hereto, Invesco will as promptly as reasonably practicable:
(i) Following the filing and effectiveness of any Registration Statement or Prospectus pursuant to Section 2.01(b) or Section 2.02(b), use it reasonable best efforts to promptly prepare and file with the Commission such amendments, post-effective amendments and supplements to such Registration Statement and Prospectus as may be necessary to cause or maintain the effectiveness of such Registration Statement for so long as such Registration Statement is required to be kept effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during the period in which such Registration Statement is required to be kept effective;
(ii) no less than five (5) Business Days prior to the initial filing of a Registration Statement or Prospectus pursuant to Sections 2.01(a) or 2.02(a), furnish to the relevant Shareholders copies of any such Registration Statement or Prospectus as it is proposed to be filed, and thereafter promptly furnish copies of each amendment and supplement thereto (in each case including all exhibits thereto, including each preliminary Prospectus, but not including information deemed incorporated therein unless specific to the Shareholders or any offering pursuant hereto), along with copies of any and all correspondence with the Commission relating such Registration Statement or Prospectus and the Shareholders or any offering pursuant hereto, any agreement with the Underwriters related to such offering and such other documents in such quantities as such Shareholders may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities (including in connection with any Underwritten Offering), and give a Representative designated by the Shareholders and such Representative’s Representatives a reasonable opportunity to review and comment on the same prior to filing any such documents, it being understood that Invesco shall not file any such Registration Statement containing any statements with respect to the Shareholders or the “Plan of Distribution” to which the Shareholders shall reasonably object in writing;

(iii) cause Invesco’s Representatives to supply all information reasonably requested by the relevant Shareholders, any Underwriter or their respective Representatives in connection with the Registration Statement or Underwritten Offering that is customarily provided by issuers and their Representatives in connection with a Registration Statement or Underwritten Offering;
(iv) notify each Shareholder, as promptly as practicable, after it shall receive notice thereof, of the time when such Registration Statement, or any post-effective amendments to such Registration Statement, shall have become effective (if not automatically effective), or a supplement to any Prospectus forming part of such Registration Statement that relates to or could reasonably be expected to adversely impact the Shareholders or any offering by them has been filed or when any document is filed with the Commission that would be incorporated by reference or deemed incorporated by reference into the Prospectus and that relates to or could reasonably be expected to adversely impact the Shareholders or any offering by them;
(v) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such U.S. jurisdictions as the relevant Shareholders or Underwriters reasonably request; provided, however, that Invesco shall in no event be required to (x) qualify generally to do business in any jurisdiction where it is not then so qualified, (y) subject itself to taxation in any jurisdiction where it is not otherwise then so subject, or (z) consent to general service of process in any jurisdiction where it is not then so subject;
(vi) promptly notify the relevant Shareholders at any time when a Prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which Invesco becomes aware that the Prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and Invesco will promptly prepare and file with the Commission a supplement or amendment to such Prospectus and Registration Statement so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(vii) advise the Underwriter(s), if any, and the relevant Shareholders promptly and, if requested by such Persons, confirm such advice in writing, of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes.  If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or “blue sky” laws, Invesco shall use its reasonable best efforts to obtain the withdrawal or lifting of such order as promptly as practicable and shall promptly notify the Shareholders in writing of any such withdrawal or lifting of such order;
(viii) enter into and perform customary agreements (including underwriting agreements) and use reasonable best efforts to take such other actions as are reasonably requested by the relevant Shareholders in order to expedite or facilitate the disposition of such Registrable Securities, including, subject to the provisions of Section 2.01(d) with respect to Underwritten Offerings, preparing for and participating in a road show and other customary selling efforts as the Underwriters, if any, or such Shareholders reasonably request in order to expedite or facilitate such disposition;
(ix) if requested by the relevant Shareholders or the Underwriter(s), if any, promptly include in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such Shareholders and such Underwriter(s), if any, may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such Underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such Prospectus supplement or post-effective amendment as promptly as practicable after Invesco is notified of the matters to be included in such Prospectus supplement or post-effective amendment;
(x) except to the extent prohibited by applicable Law and subject to entry into a customary confidentiality agreement or arrangement, make available, after reasonable advance notice, for inspection by any Underwriter participating in any disposition of such Registrable Securities and a Representative designated by such Shareholders, if any (collectively, the “Inspectors”), during business hours at the offices where such information is normally kept, any financial and other records and corporate documents of Invesco (collectively, the “Records”) as will be reasonably necessary to enable them to conduct reasonable and customary due diligence with respect to Invesco and the related Registration Statement and Prospectus and request the Representatives of Invesco and its Subsidiaries to supply all information reasonably requested by any such Inspector; provided, however, that Records and information obtained hereunder will be used by such Inspectors only for purposes of conducting such due diligence;

(xi) use its reasonable best efforts to obtain and deliver to each Underwriter and a Representative designated by such Shareholders, if any, a comfort letter from the independent registered public accounting firm for Invesco (and additional comfort letters from the independent registered public accounting firm for any company acquired by Invesco whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters as such Underwriter and such Shareholders may reasonably request; provided, however, that if Invesco fails to obtain such comfort letter hereunder or similar comfort letter pursuant to the Employee Registration Rights Agreement and the relevant offering is abandoned, then such Underwritten Offering or Demand Registration will not count as an Underwritten Offering or Demand Registration, as applicable, for purposes of determining when future Underwritten Offerings or Demand Registrations may be requested by Shareholders pursuant to Section 2.01 or Section 2.02;
(xii) use its reasonable best efforts to obtain and deliver to each Underwriter and a Representative designated by such Shareholders, if any, a 10b-5 statement and legal opinion from Invesco’s external counsel in customary form and covering such matters as are customarily covered by 10b‑5 statements and legal opinions as such Underwriter and/or such Shareholders may reasonably request; provided, however, that if Invesco fails to obtain such statement or opinion hereunder or similar statement or opinion pursuant to the Employee Registration Rights Agreement and the relevant offering is abandoned, then such Underwritten Offering or Demand Registration will not count as an Underwritten Offering or Demand Registration, as applicable, for purposes of determining when future Underwritten Offerings or Demand Registrations may be requested by Shareholders pursuant to Section 2.01 or Section 2.02;
(xiii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its securityholders, within the required time period, an earnings statement covering a period of twelve (12) months, beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;
(xiv) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;
(xv) cooperate with such Shareholders and the lead Underwriter or Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the Registration Statement in a form eligible for deposit with The Depository Trust Company not bearing any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the lead Underwriter or Underwriters, if any, may request in writing or, if not an Underwritten Offering, in accordance with the instructions of such Shareholders, in each case in connection with the closing of any sale of Registrable Securities;
(xvi) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities;
(xvii)             furnish to each such Shareholder and each Underwriter, if any, without charge, as many conformed copies as such Shareholder or Underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including any Prospectus contained therein, any financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference), and Invesco hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling holders of Registrable Securities and the Underwriters or agents, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto in accordance with the terms hereof;

(xviii)            make representations and warranties to such Shareholders and the Underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary offerings;
(xix) use reasonable best efforts to cooperate with each such Shareholder and each Underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;
(xx) use its reasonable best efforts to cause such Registrable Securities to be listed or quoted on each securities exchange or national quotation system on which such Registrable Securities are then listed or quoted;
(xxi) use its reasonable best efforts to remain a well-known seasoned issued and to not become an ineligible issuer (as defined in Rule 405 under the Securities Act);
(xxii)             deliver as promptly as practicable to the Shareholders’ counsel copies of all correspondence between the Commission or any state securities authority, on the one hand, and Invesco, its counsel or auditors, on the other hand, with respect to any Registration Statement relating to Registrable Securities and that relates to or could reasonably be expected to adversely impact the Shareholders or any offering by them; and
(xxiii)             use its reasonable best efforts to take all such other actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms hereof.
(b) In connection with the Registration Statement relating to such Registrable Securities covering an Underwritten Offering, Invesco and the relevant Shareholders agree to enter into a written agreement with the Underwriters selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement, provided that no such Shareholder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Shareholder’s ownership of its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances created by such Shareholder, (ii) such Shareholder’s power and authority to effect such transfer, (iii) such matters pertaining to such Shareholder’s compliance with securities laws with respect to the Registrable Securities as may be reasonably requested, (iv)  the accuracy of information provided by such Shareholder, (v) lack of consents or approvals required for Shareholder to perform its obligations, (vi) lack of association or affiliation with any member firm of FINRA and (vii) any other customary selling shareholder representations and warranties provided, further that any obligation of such Shareholder to indemnify any Person pursuant to any such underwriting agreement shall be several, not joint, among such Shareholders selling Registrable Securities, and such liability shall be limited to the net proceeds actually received by such Shareholder (after deducting any discounts and commissions) from the disposition of Registrable Securities pursuant to such Registration Statement or Prospectus, and the relative liability of each such Shareholder shall be in proportion to such net amounts.  In the event an Underwritten Offering is not consummated because any condition to the obligations under any related written agreement with such Underwriters (including any entered into pursuant to a corresponding provision of the Employee Registration Rights Agreement) is not met or waived, and such failure to be met or waived is not attributable to the fault of the Shareholders or Employee Holders, such Underwritten Offering will not count for purposes of determining when future Underwritten Offerings may be requested by Shareholders pursuant to Section 2.01 or Section 2.02.
Section 2.07. Conditions to Offerings.  (a)  The obligations of Invesco to take the actions contemplated by Section 2.01, Section 2.02, Section 2.03 and Section 2.06 with respect to an offering of Registrable Securities will be subject to the following conditions:
(i) Invesco may require the relevant Shareholders to furnish to Invesco such information regarding such Shareholders, the Registrable Securities or the distribution of such Registrable Securities as Invesco may from time to time reasonably request in writing and as shall be reasonably required in connection with any registration required in connection with this Article 2 (and each Shareholder shall immediately notify Invesco if any such furnished information becomes inaccurate or misleading); and
(ii) in any Underwritten Offering, the relevant Shareholders, together with Invesco and any other holders of Invesco’s securities proposing to include securities in any Underwritten Offering, will enter into a customary underwriting agreement in accordance with Section 2.06(b) with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.
(b) Each Shareholder agrees that, upon receipt of any notice from Invesco of the happening of any event of the kind described in Section 2.06(a)(vi) or 2.06(a)(vii) or a condition described in Section 2.08(a), the Shareholders will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities until the Shareholder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.06(a)(vi) or notice from Invesco of the termination of the stop order or Suspension Period.  In the event Invesco gives any such notice, the applicable time period mentioned in Section 2.02(b) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 2.07(b) to and including the date when the Shareholders will have received the copies of the supplemented or amended Prospectus contemplated by Section 2.06(a)(vi) or notice from Invesco of the termination of the stop order or Suspension Period.
(c) Each Shareholder agrees that to the extent timely notified in writing by the Underwriters managing any Underwritten Offering by Invesco of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of  Common Stock, or Series A Preferred Stock, each such Shareholder that is participating in such Underwritten Offering shall agree (the “Underwriter’s Lockup”) not to Transfer any Shares without the prior written consent of Invesco or such Underwriters during the period beginning seven (7) days before and ending one sixty (60) days (or, in either case, such lesser period as may be permitted for all Shareholders by Invesco or such managing Underwriter or Underwriters) after the pricing date of such Underwritten Offering, subject to any exceptions permitted by such managing Underwriter or Underwriters; provided that in no event shall the Shareholders be obligated to enter into such Underwriter’s Lockup that are any more restrictive than such agreements agreed to by Invesco, its directors and executive officers or the other shareholders of Invesco participating in such offering; provided, further, that Invesco, its directors, executive officers or other shareholders shall not be released from any Underwriter’s Lockup unless the Shareholders are similarly released; and provided, further, that any Underwriter’s Lockup shall contain customary exceptions for financial services firms.
(d) Invesco agrees that to the extent timely notified in writing by the Underwriters managing any Underwritten Offering contemplated by Section 2.01 or Section 2.02, Invesco agrees to enter into an Underwriter’s Lockup not to Transfer any Shares without the prior written consent of the Shareholders or such Underwriters during the period ending seven (7) days before and ending sixty (60) days after the pricing date of such Underwritten Offering, subject to any exceptions permitted by such managing Underwriter or Underwriters; provided that in no event shall Invesco be obligated to enter into such Underwriter’s Lockup that is any more restrictive than such agreements agreed to by any Shareholders participating in such offering; and provided, further, that the Shareholders shall not be released from any Underwriter’s Lockup unless Invesco is similarly released; and provided, further, that any Underwriter’s Lockup shall contain customary exceptions for financial services firms.

Section 2.08. Suspension Periods.
(a) Notwithstanding anything to the contrary contained in this Agreement, if the filing, initial effectiveness or continued use of (i) any Shelf Registration Statement for resales of Registrable Securities pursuant to Section 2.01 or Section 2.03 or (ii) any Registration Statement for resales of Registrable Securities pursuant to Section 2.02 or Section 2.03 at any time would, (A) in the good faith judgment of the Board of Directors of Invesco, (i) require the disclosure of material non-public information by Invesco, the premature disclosure of which at such time would be materially detrimental to Invesco, or (ii) require the disclosure in any such Shelf Registration Statement or Registration Statement of a contemplated bona fide material financing, acquisition, corporate reorganization or other similar material transaction or other material event or circumstance affecting Invesco, the premature disclosure of which at such time would be materially detrimental to Invesco or the holders of any Invesco Capital Stock or would violate any confidentiality commitment; or (B) require the inclusion, at that time, in such Shelf Registration Statement or Registration Statement, as applicable, of financial statements of a business to be acquired, or pro forma financial statements reflecting the acquisition of such business, where the business combination has occurred, or is probable, and such financial statements are not then available to Invesco for reasons beyond Invesco’s control; provided, in the case of this clause (B), that Invesco shall use its reasonable best efforts to obtain such financial statements as promptly as practicable, Invesco shall be entitled, from time to time, by delivering  a certificate signed by the chief executive officer or the chief financial officer of Invesco to the Shareholders certifying to the determination of the Board of Directors of Invesco described above, to require the Shareholders to suspend the use of the Prospectus included in any Shelf Registration Statement or to postpone the filing or suspend the use of any Registration Statement for a reasonable period of time (a “Suspension Period”).  A Suspension Period shall terminate upon the earliest of (i) the date upon which Invesco notifies the Shareholders in writing that suspension of such rights for the grounds set forth in this Section 2.08 is no longer necessary, (ii) the date upon which copies of any applicable supplemented Prospectus is distributed to the Shareholders (in the case of a suspension pursuant to clause (A)(i) above, and (iii) in the case of clause (A)(ii) above, the date upon which Invesco has filed such reports or obtained and filed the financial information required to be included or incorporated by reference in a Registration Statement; provided that no Suspension Period shall exceed forty-five (45) days in succession (or a longer period of time with the prior written consent of a majority of the Shareholders), two (2) times in any one-year period, or less than thirty (30) days from the termination of the prior Suspension Period; provided that Invesco shall not register or sell, or permit the registration or sale of, any securities for its own account or that of any other shareholder during any Suspension Period.  In the event of any such Suspension Period, Invesco shall furnish to the Shareholders a written notice setting forth the estimated length of the anticipated delay.  Invesco will use reasonable best efforts to limit the length of any Suspension Period and shall notify the Shareholders promptly upon the termination of the Suspension Period.  Notice of the commencement of a Suspension Period shall simply specify such commencement and shall not contain any facts or circumstances relating to such commencement or any material non-public information.  Invesco shall respond promptly to reasonable inquiry by a Shareholder as to such facts and circumstances.  After the expiration of any Suspension Period and without any further request from a Shareholder, Invesco shall as promptly as reasonably practicable prepare a Registration Statement or post-effective amendment or supplement to the applicable Shelf Registration Statement or Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, if necessary so that the Prospectus will not include a material misstatement or omission or be not effective and useable for resale of Registrable Securities.  No Suspension Period shall be in effect hereunder unless a corresponding Suspension Period is also in effect pursuant to the Employee Registration Rights Agreement.
(b) Upon notice by Invesco to the Shareholders of any determination to commence a Suspension Period, the Shareholders shall keep the fact of any such Suspension Period strictly confidential, and during any Suspension Period, promptly halt any offer, sale, trading or transfer of any Common Stock or Series A Preferred Stock pursuant to such Prospectus for the duration of the Suspension Period until (x) the Suspension Period has expired or, if earlier (y) Invesco has provided notice that the Suspension Period has been terminated.
(c) In addition to the foregoing, in no event shall Invesco be required to file any Registration Statement, Prospectus or amendments thereto, or undertake any Underwritten Offering, during any period starting with the fifteenth (15th) day of the third month of each fiscal quarter and ending two Business Days after Invesco’s regular release of earnings for such quarter.
Section 2.09. Registration Expenses.  Subject to the other provisions of this Agreement, all fees and expenses incident to Invesco’s performance of or compliance with this Agreement, including all fees and expenses incurred in complying with securities or “blue sky” laws, printing expenses, any registration or filing fees payable under any federal or state securities or “blue sky” laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of FINRA or the Bermuda Monetary Authority, fees and disbursements of counsel for Invesco and of one counsel for the holders of Registrable Securities (which counsel shall be chosen by the holders of a majority of the Registrable Securities included in the applicable offering) up to an aggregate amount of $75,000 (which, for the avoidance of doubt, includes the corresponding fees pursuant to the Employee Registration Rights Agreement), and fees and expenses of Invesco’s independent registered certified public accounting firm, will be borne by Invesco; provided, however, that the Shareholders will bear and pay their own legal expenses (except as provided above), underwriting discounts, fees and commissions of any Underwriters and transfer taxes and any expenses required by applicable Law to be paid by a selling shareholder, in each case with respect to Registrable Securities offered for the Shareholders’ account pursuant to any Registration Statement.
Section 2.10. Rules 144 and 144A and Regulation S.  Invesco covenants that it will use reasonable best efforts to (a) comply with all applicable requirements under the Securities Act and the Exchange Act and with all applicable rules and regulations of the Commission thereunder, including by filing the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, and (b) take any such further action promptly as reasonably requested, in each case all to the extent required from time to time to enable the Shareholders to sell Registrable Securities without registration under the Securities Act pursuant to (i) Rules 144, 144A or Regulation S under the Securities Act, as such provisions may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC, including reasonably cooperating with the Shareholders to cause the transfer agent to remove any restrictive legend on certificates evidencing Registrable Securities. Upon the reasonable request of a Shareholder, Invesco will deliver to such Shareholder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 2.11. Indemnification; Contribution.  (a)  In connection with any registration of Registrable Securities or Underwritten Offering pursuant to Section 2.01, Section 2.02 or Section 2.03, Invesco will indemnify, defend and hold harmless each Shareholder, its Affiliates, its and their Representatives and each Person who controls such Shareholders within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) from and against any and all Losses, as incurred, that arise out of or are based upon any untrue statement, or alleged untrue statement, of material fact contained or incorporated by reference in any part of any Registration Statement or any Prospectus, including any amendment or supplement thereto, used in connection with the Registrable Securities, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that Invesco will not be required to indemnify any Indemnified Person for any such Loss arising out of or with respect to sales pursuant to the Registration Statement or Prospectus based upon Shareholder Information (as defined below).
(b) In connection with any Registration Statement or Prospectus, the Shareholders who sell Registrable Securities pursuant to such Registration Statement or Prospectus will severally, but not jointly, indemnify, defend and hold harmless Invesco, its Affiliates and its and their Representatives and each Person, if any, who controls Invesco (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from Invesco to the Shareholders, but only with respect to information furnished in writing by such Shareholder or on such Shareholder’s behalf (in each case, in its capacity as a Shareholder), in either case expressly for use in any Registration Statement or any Prospectus, including any amendment or supplement thereto (“Shareholder Information”); provided that the total obligations of a Shareholder under this Agreement (including arising under Section 2.11(d), herein) will be limited to an amount equal to the net proceeds actually received by such Shareholder (after deducting any discounts and commissions) from the disposition of Registrable Securities pursuant to such Registration Statement or Prospectus.
(c) In case any claim, action or proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.11 (a) or Section 2.11(b), such Person (the “Indemnified Party”) will promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall be entitled to participate therein and, to the extent it shall wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and will pay the fees and disbursements of such counsel related to such proceeding; provided, however, that the failure or delay to give such notice shall not relieve the Indemnifying Party of its obligations pursuant to this Agreement except to the extent that it shall be determined by a court of competent jurisdiction that such Indemnifying Party has been prejudiced by such failure or delay.  In any such claim, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party fails to assume the defense of the claim, action or proceeding within thirty (30) days following receipt of notice from the Indemnified Party or (iii) the Indemnified Party and the Indemnifying Party are both actual or potential defendants in, or targets of, any such action and the Indemnified Party has been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them or that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party.  It is understood that the Indemnifying Party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one (1) separate firm of attorneys (in addition to local counsel) at any time for all such Indemnified Parties and that all such reasonable fees and expenses will be reimbursed as they are incurred.  In the case of the retention of any such separate firm for the Indemnified Parties, such firm will be designated in writing by the Indemnified Parties (provided that in the case of the holders of Registrable Securities, such firm will be designated by holders of a majority of the Registrable Securities sold under the applicable Registration Statement).  The Indemnifying Party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if such claim, action or proceeding is settled with such consent or if there has been a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment.  No Indemnifying Party will, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder, unless such settlement includes (i) an unconditional release of such Indemnified Party from all liability in connection with such proceeding, (ii) no finding or admission of any violation of Law or any violation of the rights of any Person by the Indemnified Party or any of its Affiliates can be made as the result of such action and (iii) the sole relief (if any) provided is monetary damages that are reimbursed in full by the Indemnifying Party.
(d) If the indemnification provided for in this Section 2.11 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or is insufficient in respect of any Losses referred to in this Section 2.11 that would not have been excluded by Sections 2.11(a) or 2.11(b), then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of Invesco, on the one hand, and such Shareholder, on the other, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The amount paid or payable by a party as a result of the Losses referred to above will be deemed to include, subject to the limitations set forth in Section 2.11(c), any reasonable legal or other out of pocket fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The Shareholders’ obligations to contribute pursuant to this Section 2.11(d), if any, are several in proportion to the net amount that the proceeds of the offering actually received by such Shareholder bears to the total proceeds of the offering received by all holders of Registrable Securities, and not joint.
(e) The parties agree that it would not be just and equitable if contribution pursuant to Section 2.11(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.11(d).  No Person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                             Section 2.12. Termination.  The provisions in this Article II shall terminate with respect to each individual Shareholder on the first date when such Shareholder no longer holds any Registrable Securities, provided that no termination shall affect the rights of the parties pursuant to Section 2.11.
                             Section 2.13. Participating Shareholder.  By written notice delivered to Invesco, any Shareholder (an “Opting-Out Shareholder”) may elect to waive its right to participate in Underwritten Offerings and to be a piggyback Shareholder and participate in a Piggyback Registration (“Section 2.13 Opt-Out”), until such time as the written notice is rescinded in writing.  During such time as a Section 2.13 Opt-Out is in effect: (a) the Opting-Out Shareholder shall not receive notices of any proposed Underwritten Offering or Piggyback Registration, (b) shall not be entitled to participate in any such Underwritten Offering pursuant to Section 2.01(d) or Section 2.02(a), or Piggyback Registration pursuant to Section 2.03, and (c) shall not be subject to Section 2.07(c).
                            Section 2.14. No Waiver.  Notwithstanding anything to the contrary contained herein, nothing in this Annex A shall be deemed a waiver by Invesco of any restrictions on the Transfer of any Registrable Securities.
                            Section 2.15. Depositary Shares.  In connection with the registration of the Series A Preferred Stock, upon request by a majority of the holders of the Series A Preferred Stock, the parties will cooperate to enter into a customary depositary agreement with Invesco’s transfer agent or another comparable company.  Such agreement shall be consistent with depositary agreements used by U.S. public company issuers for purposes of selling depositary shares representing fractional ownership interests in shares of preferred stock (the “Depositary Agreement”).  If the holders elect to utilize the approach set forth in this Section 2.15 or similar provision pursuant to the Employee Registration Rights Agreement, all of the Series A Preferred Stock will be deposited with the depositary under the Depositary Agreement in exchange for units, each representing 1/40th of one share of Series A Preferred Stock (“Depositary Shares”), which Depositary Shares will be registered and sold pursuant the applicable Registration Statement in lieu of shares of Series A Preferred Stock.  If the holders of the Series A Preferred Stock elect registration under this Section 2.15 or similar provision pursuant to the Employee Registration Rights Agreement, thereafter, the Series A Preferred Stock shall cease to be a Registrable Security for all purposes of this Agreement and shall instead be substituted with the Depositary Shares, which shall be a Registrable Security for all purposes of this Agreement.
                            Section 2.16. Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, Invesco shall not, without the prior written consent of holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Common Stock or Series A Preferred Stock that is inconsistent with the terms of this Agreement, including an agreement that would provide to such holder the right to include Common Stock or Series A Preferred Stock in any registration on other than (a) a pro rata basis with respect to the Registrable Securities or (b) on a subordinate basis after all applicable Shareholders and Employee Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include. Except for the Employee Registration Rights Agreement, Invesco is not a party to any agreement or arrangement providing registration rights to any other Person as of the date hereof.
Section 2.17. Recapitalizations, Exchanges Affecting the Registrable Securities. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to the Registrable Securities, to any and all shares of Invesco or any successor or assign of Invesco (whether by amalgamation, merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Registrable Securities, by reason of a share bonus issue or dividend, share subdivision or split, share issuance, reverse share split, combination, recapitalization, reclassification, amalgamation, merger, consolidation or otherwise.
                             Section 2.18. Definitive Agreement. Notwithstanding that the Employee Registration Rights Agreement was appended to the Letter of Transmittal, which was executed by MassMutual, the provisions of this Agreement shall govern with respect to the Registrable Securities held by Shareholders and MassMutual shall not be a party to the Employee Registration Rights Agreement.